Exhibit (a)(1)

Chesapeake Energy Corporation

Offer to Exchange

Shares of Common Stock

for

Each Outstanding Share of

4.125% Cumulative Convertible Preferred Stock

(CUSIP Nos. 165167-87-5/165167-88-3(144A))

We are offering to exchange shares of our common stock for each validly tendered and accepted share of our 4.125% Cumulative Convertible Preferred Stock upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal. On May 2, 2006, 86,310 shares of our 4.125% Cumulative Convertible Preferred Stock were outstanding. In this offer to exchange, we refer to our 4.125% Cumulative Convertible Preferred Stock as “Preferred Stock.”

The number of shares of common stock to be exchanged for each share of Preferred Stock (which we refer to as the “Exchange Ratio”) will be fixed after 5:00 p.m. New York City time on Tuesday, May 30, 2006, the Pricing Date, on the basis of the applicable pricing formula set forth herein, and announced prior to the opening of trading on Wednesday, May 31, 2006. The Exchange Ratio will be subject to a maximum of 64.5150 shares of common stock and a minimum of 61.9944 shares of common stock per share of Preferred Stock.

The exchange offer will expire at 5:00 p.m., New York City time, on Thursday, June 1, 2006, unless extended or earlier terminated by us. You may withdraw shares of Preferred Stock that you tender at any time before the exchange offer expires. In addition, you may withdraw any tendered shares of Preferred Stock if we have not accepted them for payment within 40 business days from the commencement of our exchange offer on May 3, 2006.

The exchange offer is subject to the conditions described in “The Exchange Offer—Conditions to the Exchange Offer”. We reserve the right to extend or terminate the exchange offer if any condition of the exchange offer is not satisfied and otherwise to amend the exchange offer in any respect.

Our common stock is listed on the New York Stock Exchange under the symbol “CHK”. On May 2, 2006, the last reported sale price of our common stock on the New York Stock Exchange was $33.46 per share. The shares of our common stock to be issued in the exchange offer have been approved for listing on the New York Stock Exchange.

We urge you to carefully read the “ Risk Factors” section beginning on page 12 before you make any decision regarding the exchange offer.

You must make your own decision whether to tender any shares of Preferred Stock in the exchange offer and, if so, the number of shares of Preferred Stock to tender. We do not make any recommendation as to whether or not holders of outstanding shares of Preferred Stock should tender their shares of Preferred Stock for exchange in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered in this exchange offer, or determined if this offer to exchange is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this offer to exchange is May 3, 2006.

You should rely only on the information contained or incorporated by reference in this offer to exchange. Neither we, the information agent nor the exchange agent has authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to exchange, and are seeking tenders of, these securities only in jurisdictions where the offers or tenders are permitted. You should assume that the information appearing in this offer to exchange and the documents incorporated by reference in this offer to exchange is accurate only as of the dates of the offer to exchange or of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), to exempt the exchange offer from the registration requirements of the Securities Act. We are also relying on Section 18(b)(4)(C) of the Securities Act to exempt the exchange offer from the registration and qualification requirements of state securities laws. We have no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the exchange offer. In addition, neither our financial advisor nor any broker, dealer, salesperson, agent or any other person, is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the exchange offer.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

These answers to questions that you may have as a holder of shares of our 4.125% Cumulative Convertible Preferred Stock, as well as the summary that follows, highlight selected information included elsewhere or incorporated by reference in this offer to exchange. To fully understand the exchange offer and the other considerations that may be important to your decision about whether to participate in the exchange offer, you should carefully read this offer to exchange in its entirety, including the section entitled “Risk Factors,” as well as the information incorporated by reference in this offer to exchange. For further information regarding Chesapeake Energy Corporation, see the section of this offer to exchange entitled “Where You Can Find More Information.” Except as otherwise specified, the words “Chesapeake Energy Corporation,” “Chesapeake,” the “Company,” “we,” “our,” “ours,” and “us” refer to Chesapeake Energy Corporation and its subsidiaries. In this offer to exchange, we refer to the 4.125% Cumulative Convertible Preferred Stock as “Preferred Stock”.

Why are we making the exchange offer?

We are making the exchange offer to reduce our fixed dividend obligations. The exchange offer allows current holders of shares of Preferred Stock to receive a number of shares of common stock in excess of the shares of common stock that they would receive upon conversion of the Preferred Stock.

How many shares of Preferred Stock are being sought in the exchange offer?

We are offering to exchange all outstanding shares of the Preferred Stock. As of May 2, 2006, 86,310 shares of Preferred Stock were outstanding.

What will I receive in the exchange offer if I tender shares of Preferred Stock and they are accepted?

For each share of Preferred Stock that we accept in the exchange offer, you will receive a number of shares of our common stock equal to the Exchange Ratio upon the terms and subject to the conditions set forth in this offer to exchange and the related letter of transmittal. The Exchange Ratio will be calculated after 5:00 p.m., New York City time, on May 30, 2006 (the “Pricing Date”), as the sum of:

•	60.0555 shares of common stock; plus

•	a number of shares of common stock equal to $89.19 divided by the Weighted Average Price,

subject to a minimum Exchange Ratio of 61.9944 shares of common stock and a maximum Exchange Ratio of 64.5150 shares of common stock. The Exchange Ratio will be rounded to the nearest fourth decimal place.

For purposes of these calculations “Weighted Average Price” means the arithmetic daily volume-weighted average price of our common stock, beginning on May 15, 2006 and ending on the Pricing Date. The daily volume-weighted average shall equal the daily volume-weighted average price for our common stock on the New York Stock Exchange during the period beginning at 9:30:00 a.m., New York City time (or such other time as is the official open of trading at the New York Stock Exchange) and ending at 4:00:00 p.m., New York City time (or such other time as is the official close of trading at the New York Stock Exchange), as reported by Bloomberg Financial Services through its “Volume at Price” (CHK UN [Equity] VAP [Go]) functions. The Weighted Average Price will be rounded to the nearest whole cent.

Our common stock is listed on the New York Stock Exchange under the symbol “CHK”. On May 2, 2006, the last reported sale price per share of our common stock on the New York Stock Exchange was $33.46.

When will I know the Exchange Ratio for the exchange offer?

We will calculate the Exchange Ratio on the Pricing Date and will announce it in a press release issued prior to 9:00 a.m., New York City time, on the next business day, May 31, 2006 (the “Announcement Date”). In addition, from the commencement of the exchange offer, you will know the minimum and maximum Exchange Ratio. You can also obtain relevant information with respect to the Exchange Ratio on a daily basis during the offer period as well as the final Exchange Ratio, after their determination on the Pricing Date, by calling the information agent at the toll-free number provided on the back cover of this offer to exchange. See “The Exchange Offer—Exchange Ratio.”

Will I have an opportunity to tender my Preferred Stock in the exchange offer, or withdraw previously tendered shares of Preferred Stock, after the determination of the Exchange Ratio?

Yes. Since the Exchange Ratio will be calculated and announced by us prior to 9:00 a.m., New York City time, on May 31, 2006 and the exchange offer will not expire earlier than 5:00 p.m., New York City time, on June 1, 2006, you will have a minimum of two trading days after we announce the Exchange Ratio to tender your shares of Preferred Stock in the exchange offer or to withdraw your previously tendered shares of Preferred Stock. See “The Exchange Offer—Exchange Ratio” and “The Exchange Offer—Withdrawals of Tenders.”

How does the consideration I will receive if I tender my shares of Preferred Stock compare to the payments I would receive on the shares of Preferred Stock if I do not tender?

The formula under which the Exchange Ratio will be calculated, represents the number of shares of common stock you would receive upon the conversion of one share of Preferred Stock, based on the fixed conversion price of $16.65, plus a number of shares of common stock calculated to have a market value of approximately $89.19, based on the Weighted Average Price.

The exchange offer will expire at the close of business on June 1, 2006, which is the next record date for payment of dividends on the Preferred Stock. Accordingly, you will receive on June 15, 2006 the dividend payment that corresponds to the June 1, 2006 record date, whether or not you participate in the exchange offer. If you do not participate in the exchange offer, you will continue to receive, when, as and if declared by our board of directors, dividend payments of approximately $10.31 for each share of Preferred Stock on March 15, June 15, September 15 and December 15 of each year for as long as such shares remain outstanding. Assuming the closing price of our common stock equals or exceeds $21.645 for 20 trading days during the consecutive 30 trading day period ending on March 14, 2009, including the last trading day of such period, we may exercise our right to cause the conversion of the Preferred Stock into shares of our common stock on March 15, 2009. If we exercise this right, dividends on the shares of Preferred Stock called for conversion will cease to accrue.

If you validly tender your shares of Preferred Stock and we accept them for exchange, you will be entitled to receive cash dividends on our common stock if, as and when declared by our board of directors on or after the closing date of the exchange offer. In the third quarter of 2005, we began paying a quarterly dividend of $0.05 per share of our common stock. We intend to continue to pay this quarterly dividend, however, the payment of future cash dividends will depend upon, among other things, our financial condition, funds from operations, the level of our capital and development expenditures, our future business prospects and any contractual restrictions. Our ability to pay dividends is subject to restrictions under the indentures governing some of our senior notes and under Oklahoma law.

What other rights will I lose if I tender my shares of Preferred Stock in the exchange offer?

If you validly tender your shares of Preferred Stock and we accept them for exchange, you would lose the rights of a holder of Preferred Stock, which are described below in this offer to exchange. For example you would lose the right to receive quarterly dividends, when, if and as declared by the board of directors. You would also lose the right to receive, out of assets available for distribution to our stockholders and before any distribution is made to the holders of stock ranking junior to the Preferred Stock (including common stock), a liquidation preference in the amount of $1,000 per share of Preferred Stock, plus accumulated and unpaid dividends, upon any voluntary or involuntary liquidation, winding up or dissolution of the Company.

May I tender only a portion of the shares of Preferred Stock that I hold?

Yes. You do not have to tender all of your shares of Preferred Stock to participate in the exchange offer.

If the exchange offer is consummated and I do not participate in the exchange offer or I do not tender all of my shares of Preferred Stock in the exchange offer, how will my rights and obligations under my remaining outstanding shares of Preferred Stock be affected?

The terms of your shares of Preferred Stock, if any, that remain outstanding after the consummation of the exchange offer will not change as a result of the exchange offer.

What do we intend to do with the shares of Preferred Stock that are tendered in the exchange offer?

Shares of Preferred Stock accepted for exchange by us in the exchange offer will be retired and cancelled.

Are we making a recommendation regarding whether you should tender in the exchange offer?

We are not making any recommendation regarding whether you should tender or refrain from tendering your shares of Preferred Stock in the exchange offer. Accordingly, you must make your own determination as to whether to tender your shares of Preferred Stock in the exchange offer and, if so, the number of shares of Preferred Stock to tender. Before making your decision, we urge you to carefully read this offer to exchange in its entirety, including the information set forth in the section of this offer to exchange entitled “Risk Factors,” and the other documents incorporated by reference in this offer to exchange.

Will the common stock to be issued in the exchange offer be listed for trading?

Yes. The shares of our common stock to be issued in the exchange offer have been approved for listing on the New York Stock Exchange. Generally, the common stock you receive in the exchange offer will be freely tradeable, unless you are considered an “affiliate” of ours, as that term is defined in the Securities Act of 1933. For more information regarding the market for our common stock, see the section of this offer to exchange entitled “Market for Common Stock and Preferred Stock.”

What are the conditions to the exchange offer?

The exchange offer is conditioned upon the closing conditions described in “The Exchange Offer—Conditions to the Exchange Offer.” We may waive certain conditions of this exchange offer. If any of the conditions is not satisfied or waived, we will not accept and exchange any validly tendered shares of Preferred Stock. For more information regarding the conditions to the exchange offer (including conditions we cannot waive), see the section of this offer to exchange entitled “The Exchange Offer—Conditions to the Exchange Offer.”

How will fluctuations in the trading price of our common stock affect the consideration offered to holders of shares of Preferred Stock?

We are offering to exchange a number of shares of our common stock for each share of Preferred Stock equal to 60.0555 plus a number of shares of common stock with a value equivalent to $89.19 based on the Weighted Average Price. If the market price of our common stock declines, the value of the fixed portion of the shares of common stock you will receive in exchange for your shares of Preferred Stock will decline, however the number of shares equivalent to the value of $89.19 will increase, and you will therefore receive a greater number of shares in total. The trading value of our common stock could fluctuate depending upon any number of factors, including those specific to us and those that influence the trading prices of equity securities generally.

When does the exchange offer expire?

The exchange offer will expire at 5:00 p.m., New York City time, on June 1, 2006, unless extended or earlier terminated by us.

Under what circumstances can the exchange offer be extended, amended or terminated?

We reserve the right to extend the exchange offer for any reason or no reason at all. We also expressly reserve the right, at any time or from time to time, to amend the terms of the exchange offer in any respect prior to the expiration date of the exchange offer. Further, we may be required by law to extend the exchange offer if we make a material change in the terms of the exchange offer or in the information contained in this offer to exchange or waive a material condition to the exchange offer. During any extension of the exchange offer, shares of Preferred Stock that were previously tendered and not validly withdrawn will remain subject to the exchange offer. We reserve the right, in our sole and absolute discretion, to terminate the exchange offer, at any time prior to the expiration date of the exchange offer for any reason. If the exchange offer is terminated, no shares of Preferred Stock will be accepted for exchange and any shares of Preferred Stock that have been tendered will be returned to the holder promptly after the termination. For more information regarding our right to extend, amend or terminate the exchange offer, see the section of this offer to exchange entitled “The Exchange Offer—Extension, Delay in Acceptance, Amendment or Termination.”

How will I be notified if the exchange offer is extended, amended or terminated?

If the exchange offer is extended, amended or terminated, we will promptly make a public announcement by issuing a press release, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date of the exchange offer. For more information regarding notification of extensions, amendments or the termination of the exchange offer, see the section of this offer to exchange entitled “The Exchange Offer—Extension, Delay in Acceptance, Amendment or Termination.”

What risks should I consider in deciding whether or not to tender my Preferred Stock?

In deciding whether to participate in the exchange offer, you should carefully consider the discussion of risks and uncertainties affecting our business, the Preferred Stock and our common stock described in the section of this offer to exchange entitled “Risk Factors,” and the documents incorporated by reference in this offer to exchange.

What are the federal income tax consequences of my participating in the exchange offer?

Please see the section of this offer to exchange entitled “Material United States Federal Income Tax Consequences.” The tax consequences to you of the early settlement offer will depend on your individual circumstances. You should consult your own tax advisor for a full understanding of the tax consequences of participating in the exchange offer.

How will the exchange offer affect the trading market for the shares of Preferred Stock that are not exchanged?

If a sufficiently large number of shares of Preferred Stock do not remain outstanding after the exchange offer, the trading market for the remaining outstanding shares of Preferred Stock may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading in shares of Preferred Stock. Accordingly, your ability to sell your shares of Preferred Stock not tendered in the exchange offer may be impaired.

Are the financial condition and results of operations of Chesapeake relevant to my decision to tender in the exchange offer?

Yes. The price of both our common stock and the Preferred Stock are closely linked to our financial condition and results of operations. For information about the accounting treatment of the exchange offer, see the section of this offer to exchange entitled “The Exchange Offer—Accounting Treatment.”

Will Chesapeake receive any cash proceeds from the exchange offer?

No. We will not receive any cash proceeds from the exchange offer.

How do I tender my shares of Preferred Stock?

If you beneficially own shares of Preferred Stock that are held in the name of a broker or other nominee and wish to tender such shares of Preferred Stock, you should promptly instruct your broker or other nominee to tender on your behalf. To tender shares of Preferred Stock, UMB Bank, N.A., the exchange agent, must receive, prior to the expiration date of the exchange offer, a timely confirmation of book-entry transfer of such shares of Preferred Stock and an agent’s message through the automated tender offer program of The Depository Trust Company, which we refer to in this offer to exchange as the “depositary” or “DTC,” according to the procedure for book-entry transfer described in this offer to exchange. For more information regarding the procedures for tendering your shares of Preferred Stock, see the section of this offer to exchange entitled “The Exchange Offer—Procedures for Tendering Shares of Preferred Stock.”

What happens if some or all of my shares of Preferred Stock are not accepted for exchange?

If we decide for any reason not to accept some or all of your shares of Preferred Stock, the shares of Preferred Stock not accepted by us will be returned to you, at our expense, promptly after the expiration or termination of the exchange offer by book entry transfer into the exchange agent’s account at DTC. DTC will credit any validly withdrawn or unaccepted shares of Preferred Stock to your account at DTC. For more information, see the section of this offer to exchange entitled “The Exchange Offer—Return of Unaccepted Shares of Preferred Stock.”

Until when may I withdraw previously tendered shares of Preferred Stock?

If not previously returned, you may withdraw previously tendered shares of Preferred Stock at any time until the exchange offer has expired. In addition, you may withdraw any shares of Preferred Stock that you tender that are not accepted for exchange by us after the expiration of 40 business days from May 3, 2006. For more information, see the section of this offer to exchange entitled “The Exchange Offer—Withdrawals of Tenders.”

How do I withdraw previously tendered shares of Preferred Stock?

To withdraw previously tendered shares of Preferred Stock, you must comply with the appropriate procedures of DTC’s automated tender offer program. For more information regarding the procedures for withdrawing tendered shares of Preferred Stock, see the section of this offer to exchange entitled “The Exchange Offer—Withdrawals of Tenders.”

Will I have to pay any fees or commissions if I tender my shares of Preferred Stock?

If your shares of Preferred Stock are held through a broker or other nominee who tenders the Preferred Stock on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

With whom may I talk if I have questions about the exchange offer?

If you have questions regarding the procedures for tendering in the exchange offer, require additional exchange offer materials or require assistance in tendering your shares of Preferred Stock, please contact Global Bondholder Services Corporation, the information agent. You can call the information agent toll-free at (866) 924-2200 or (212) 430-3774 (collect). You may also write to the information agent at the address set forth on the back cover of this offer to exchange.

SUMMARY

This summary highlights selected information contained or incorporated by reference in this offer to exchange. It likely does not contain all of the information that may be important to you or that you should consider when making a decision regarding the exchange offer. You should carefully read this entire offer to exchange, including “Risk Factors,” and the information we have incorporated by reference before making a decision to participate in the exchange offer.

Chesapeake

We are the second largest independent producer of natural gas in the United States, owning interests in approximately 30,600 producing oil and natural gas wells that are currently producing approximately 1.6 bcfe per day, 92% of which is natural gas. Our strategy is focused on discovering, developing and acquiring onshore natural gas reserves primarily in the southwestern U.S. and secondarily in the Appalachian Basin of the eastern U.S. Our most important operating area has historically been the Mid-Continent region of the U.S., which includes Oklahoma, Arkansas, Kansas and the Texas Panhandle, and is where 51% of our proved oil and natural gas reserves are located. During the past four years, we have also built significant positions in the South Texas and Texas Gulf Coast regions, the Permian Basin of West Texas and eastern New Mexico, the Barnett Shale area of north-central Texas, the Ark-La-Tex area of East Texas and northern Louisiana and most recently, the emerging Fayetteville Shale play located in Arkansas. As a result of our recent acquisition of the holding company of Columbia Natural Resources, LLC and certain affiliated entities (“CNR”), we now have a significant presence in the Appalachian Basin, principally in West Virginia, eastern Kentucky, eastern Ohio and southern New York.

As of December 31, 2005, we had 7.5 tcfe of proved reserves, of which 92% are natural gas and all of which are onshore. During 2005, we replaced our 469 bcfe of production with an internally estimated 3.088 tcfe of new proved reserves, for a reserve replacement rate of 659%. Reserve replacement through the drillbit was 1.047 tcfe, or 223% of production (including a positive 17 bcfe from performance revisions and a positive 24 bcfe from oil and natural gas price increases), and reserve replacement through acquisitions was 2.041 tcfe, or 436% of production. Our proved reserves grew by 53% during 2005, from 4.9 tcfe to 7.5 tcfe

During 2005, we led the nation in drilling activity with average utilization of 73 operated rigs and 66 non-operated rigs. Through this drilling activity, we drilled 902 (686 net) operated wells and participated in another 1,066 (130 net) wells operated by other companies. We added approximately 1.047 tcfe of proved oil and natural gas reserves through our drilling efforts. Our success rate was 98% for operated wells and 95% for non-operated wells. As of December 31, 2005, our proved developed reserves were 65% of our total proved reserves. In 2005, we added approximately 1,200 new employees and invested $362 million in leasehold (exclusive of leases acquired through acquisitions) and 3-D seismic data, all of which we consider the building blocks of future value creation.

From January 1, 1998 through December 31, 2005, we have been one of the most active consolidators of onshore U.S. natural gas assets, having purchased approximately 5.9 tcfe of proved reserves, at a total cost of approximately $10.3 billion (including $2.2 billion for unproved leasehold, but excluding $809 million of deferred taxes established in connection with certain corporate acquisitions) for a per proved mcfe acquisition cost of $1.37.

During 2005, we were especially active in the acquisitions market. Acquisition expenditures totaled $4.9 billion through December 31, 2005 (including $1.4 billion for unproved leasehold, but excluding $252 million of deferred taxes established in connection with certain corporate acquisitions). Through these acquisitions, we have acquired an internally estimated 2.0 tcfe of proved oil and natural gas reserves at a per proved mcfe acquisition cost of $1.74.

On November 14, 2005, we acquired CNR and its significant natural gas reserves, acreage and mid-stream assets for approximately $3.02 billion, of which $2.2 billion was in cash and $0.82 billion was in assumed liabilities related to CNR’s prepaid sales agreement, hedging positions and other liabilities. The CNR assets consist of 125 mmcfe per day of natural gas production, 1.3 tcfe of proved reserves and approximately 3.2 million net acres of U.S. oil and natural gas leasehold, which we estimate have over 9,000 additional undrilled locations with reserve potential. CNR also owns extensive mid-stream natural gas assets, including over 6,500 miles of natural gas gathering lines.

Mr. McClendon, our chief executive officer, currently owns 10,000 shares of Preferred Stock and may participate in the Exchange Offer.

Our executive offices are located at 6100 North Western Avenue, Oklahoma City, Oklahoma 73118, and our telephone number is (405) 848-8000.

Recent Developments

Financial and Operating Results. On May 1, 2006, we announced our financial and operating results for the quarter ended March 31, 2006. We reported net income available to common shareholders of $603.9 million, or $1.44 per fully diluted common share, on total revenues of $1.945 billion for the first quarter of 2006, compared to net income available to common shareholders of $119.5 million, or $0.36 per fully diluted common share, on total revenues of $783.5 million for the first quarter of 2005. Net income available to common shareholders for the first quarter of 2006 and 2005 includes a net unrealized mark-to-market after-tax gain (loss) of $122 million and ($72) million, or $0.28 and ($0.21) per fully diluted common share, respectively, resulting from our oil and natural gas and interest rate hedging programs.

We also reported production for the quarter ended March 31, 2006 of 136.8 bcfe. Our production for the first quarter of 2006 was comprised of 124.1 bcf of natural gas and 2.12 mmbbls of oil and natural gas liquids. During the first quarter of 2006, we replaced production with an internally estimated 427 bcfe of new oil and natural gas reserves, 184 bcfe of which was generated through the drillbit and 243 bcfe of which was generated through acquisitions.

The following table sets forth certain consolidated financial data included in our May 1, 2006 announcement of financial and operating results for each of the three months ended March 31, 2006 and March 31, 2005.

	Three Months Ended March 31,
	2006	2005
	(unaudited)
	(in thousands, except per share data)
Total revenues	$1,944,567	$783,450
Total operating costs	992,935	545,913

Income from operations	951,632	237,537

Total other income (expense)	54,374	(40,671)

Income before income taxes	1,006,006	196,866

Income tax expense	382,283	71,856

Net income	623,723	125,010
Preferred stock dividends	(18,812)	(5,463)
Loss on exchange/conversion of preferred stock	(1,009)	—

Net income available to common shareholders	$603,902	$119,547

Earnings per common share—basic	$1.64	$0.39

Earnings per common share—assuming dilution	$1.44	$0.36

Business and Financing Developments. In the first quarter of 2006, we have continued to execute our acquisition and financing strategy through the following transactions, in which we:

•	acquired oil and natural gas assets from private companies located in the Barnett Shale, South Texas, Permian Basin, Mid-Continent and Ark-La-Tex regions for an aggregate purchase price of approximately $700 million in cash;

•	acquired a privately-held Oklahoma-based trucking company for $45 million, net of cash acquired;

•	issued an additional $500 million of our 6.5% Senior Notes due 2017 in a private placement and used the proceeds of approximately $487 million to repay outstanding borrowings under our revolving bank credit facility incurred primarily to finance our recent acquisitions;

•	amended and restated our revolving bank credit facility, increasing the commitments to $2.0 billion and extending the maturity date to February 2011;

•	sold our investment in Pioneer Drilling Company (AMEX:PDC) common stock for cash proceeds of $159 million and a pre-tax gain of $117 million; and

•	acquired 13 drilling rigs and related assets through our wholly-owned subsidiary, Nomac Drilling Corporation, from Martex Drilling Company, L.L.P., a privately-held drilling contractor with operations in East Texas and North Louisiana, for $150 million.

Our co-founder, President and Chief Operating officer, Tom L. Ward, announced his retirement from Chesapeake and his resignation from our Board of Directors effective February 10, 2006. As part of a negotiated separation agreement, Mr. Ward agreed to remain as a consultant to Chesapeake for no cash compensation through the term of his non-compete agreement, which expires on August 10, 2006. In recognition of Mr. Ward’s role as a co-founder of Chesapeake and a key member of the senior management team, our Board of Directors agreed to accelerate the vesting of Mr. Ward’s unvested stock options and restricted stock. In connection with the early vesting, we recognized an after-tax charge of $34 million during the 2006 first quarter. Subsequently, Mr. Ward exercised all of his stock options on March 14, 2006 and paid to Chesapeake an aggregate exercise price of $37 million.

Pending Offer to Exchange. On May 3, 2006, we commenced an offer to exchange shares of our common stock for all of the outstanding shares of our 5.00% Cumulative Convertible Preferred Stock (Series 2003) which is scheduled to expire on June 1, 2006. The number of shares of common stock issuable in exchange for each share of preferred stock will depend on the market value of our common stock prior to the expiration of the exchange offer, subject to a maximum of 6.2282 shares of common stock per share of preferred stock and a minimum of 6.1536 shares of common stock per share of preferred stock. The maximum number of shares of common stock issuable in that exchange offer is 5,248,335, assuming all shares of our 5.00% Cumulative Convertible Preferred Stock (Series 2003) are tendered for exchange.

THE EXCHANGE OFFER

The material terms of the exchange offer are summarized below. In addition, we urge you to read the detailed descriptions in the sections of this offer to exchange entitled “The Exchange Offer,” “Description of Capital Stock,” “Description of the Preferred Stock” and “Comparison of Rights Between the Preferred Stock and Our Common Stock.”

Offeror	Chesapeake Energy Corporation.

Securities Subject to the Exchange Offer	Up to an aggregate of 86,310 shares of Preferred Stock, representing all of the outstanding shares of Preferred Stock.

The Exchange Offer

We are offering to exchange a number of shares of our common stock equal to the Exchange Ratio for each validly tendered and accepted share of Preferred Stock upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal.

Fractional shares will not be issued in the exchange offer and cash will be paid in lieu of any fractional shares.

Any shares of Preferred Stock not exchanged will remain outstanding. The shares of Preferred Stock validly tendered and accepted for exchange in the exchange offer will be retired and cancelled.

Exchange Ratio	The Exchange Ratio will be calculated after 5:00 p.m., New York City time, on May 30, 2006 (Pricing Date), as the sum of:

•	60.0555 plus

•	a number of shares of common stock equal to $89.19 divided by the Weighted Average Price,

subject to a minimum Exchange Ratio of 61.9944 shares of common stock and a maximum Exchange Ratio of 64.5150 shares of common stock. The Exchange Ratio will be rounded to the nearest fourth decimal place.

For purposes of these calculations “Weighted Average Price” means the arithmetic daily volume-weighted average price of our common stock, beginning on May 15, 2006 and ending on the Pricing Date.

The exchange offer will expire at the close of business on June 1, 2006, which is the next record date for payment of dividends on the Preferred Stock. Accordingly, you will receive on June 15, 2006 the dividend payment that corresponds to the June 1, 2006 record date, whether or not you participate in the exchange offer.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on June 1, 2006, unless extended or earlier terminated by us.

Certain Consequences to Non-Tendering Holders

Shares of Preferred Stock not exchanged in the exchange offer will remain outstanding after the consummation of the exchange offer. If a sufficiently large number of shares of Preferred Stock do not remain outstanding after the exchange offer, the trading market for the remaining outstanding shares of Preferred Stock may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of trading in shares of Preferred Stock.

Conditions to the Exchange Offer	The exchange offer is conditioned upon the closing conditions described in “The Exchange Offer—Conditions to the Exchange Offer.”

No Appraisal Rights	No appraisal rights are available to holders of Preferred Stock in connection with the exchange offer.

Procedures For Tendering Shares of Preferred Stock

To tender shares of Preferred Stock, UMB Bank, N.A., the exchange agent, must receive, prior to the expiration date of the exchange offer, a timely confirmation of book-entry transfer of such shares of Preferred Stock and an agent’s message through the automated tender offer program of DTC according to the procedure for book-entry transfer described in this offer to exchange. If you tender under DTC’s automated tender offer program, you will agree to be bound by the letter of transmittal that we are providing with this offer to exchange as though you had signed the letter of transmittal.

If you wish to tender shares of Preferred Stock that are held in the name of a broker or other nominee, you should instruct your broker or other nominee to tender on your behalf.

We describe the procedures for tendering shares of Preferred Stock in more detail in the section of this offer to exchange entitled “The Exchange Offer—Procedures for Tendering Shares of Preferred Stock.”

Withdrawal Rights

You may withdraw previously tendered shares of Preferred Stock at any time before the expiration date of the exchange offer. In addition, you may withdraw any shares of Preferred Stock that you tender that are not accepted by us for purchase after the expiration of 40 business days from May 3, 2006. See the section of this offer to exchange entitled “The Exchange Offer—Withdrawals of Tenders.”

Risk Factors

You should consider carefully all of the information set forth in this offer to exchange and, in particular, you should evaluate the specific factors set forth under “Risk Factors” before deciding whether to participate in the exchange offer.

Material United States Federal Income Tax Consequences For Preferred Stock Holders

We intend to treat the exchange of your shares of Preferred Stock for shares of our common stock pursuant to the exchange offer as a recapitalization. For a detailed discussion, please see the section titled “Material United States Federal Income Tax Consequences.”

Brokerage Commissions	If your shares of Preferred Stock are held through a broker or other nominee who tenders shares of Preferred Stock on your behalf, your broker may charge you a commission for doing so.

Information Agent	Global Bondholder Services Corporation.

Exchange Agent	UMB Bank, N.A.

Market-Trading

Our common stock is listed on the New York Stock Exchange under the symbol “CHK.” On May 2, 2006, the last reported sale price of our common stock on the New York Stock Exchange was $33.46 per share. The shares of our common stock to be issued in the exchange offer have been approved for listing on the New York Stock Exchange.

Further Information

If you have questions regarding the procedures for tendering in the exchange offer or require assistance in tendering your shares of Preferred Stock, please contact the information agent. If you would like additional copies of this offer to exchange, our annual, quarterly, and current reports, proxy statement and other information that we incorporate by reference in this offer to exchange, please contact either the information agent or Investor Relations at Chesapeake. The contact information is set forth on the back cover of this offer to exchange.

RISK FACTORS

In considering whether to participate in the exchange offer, you should carefully consider the risks described below and the other information we have included or incorporated by reference in this offer to exchange.

Risks Related to the Exchange Offer

The value of the common stock that you receive may fluctuate.

We are offering to exchange a number of shares of our common stock equal to the Exchange Ratio for each share of Preferred Stock. The price of our common stock may fluctuate widely in the future. If the market price of our common stock declines, the value of the shares you will receive in exchange for your shares of Preferred Stock will decline. The trading value of our common stock could fluctuate depending upon any number of factors, including those specific to us and those that influence the trading prices of equity securities generally, many of which are beyond our control. Please see “—Risks Related to Our Business.”

All of our debt obligations and our preferred stock, including any shares of Preferred Stock that remain outstanding after the exchange offer, will have priority over our common stock with respect to payment in the event of a liquidation, dissolution or winding up.

In any liquidation, dissolution or winding up of Chesapeake, our common stock would rank below all debt claims against Chesapeake and all of our outstanding shares of preferred stock, including the shares of Preferred Stock that are not tendered and accepted by us in this exchange offer. As a result, holders of our common stock will not be entitled to receive any payment or other distribution of assets upon the liquidation or dissolution until after our obligations to our debt holders and holders of preferred stock have been satisfied.

By tendering your shares of Preferred Stock, you will lose your right to receive certain cash payments.

Holders of shares of our Preferred Stock are entitled to quarterly dividends, which are paid when, if and as declared by our board of directors. If your shares of Preferred Stock are validly tendered and accepted for exchange, you will lose the right to receive any dividend payments to be made on such shares after completion of the exchange offer.

Our certificate of incorporation, bylaws, the Oklahoma General Corporation Act and our shareholder rights agreement contain provisions that could discourage an acquisition or change of control of our company.

Our shareholder rights agreement and the Oklahoma Business Combination Statute, together with certain provisions of our certificate of incorporation and bylaws, may make it more difficult to effect a change in control of our company, to acquire us or to replace incumbent management. These provisions could potentially deprive our stockholders of opportunities to sell shares of our stock at above-market prices. Please read “Description of Capital Stock—Anti-Takeover Provisions.”

Risks Related to Holding Shares of Preferred Stock After the Exchange Offer

Shares of Preferred Stock that you continue to hold after the exchange offer are expected to become less liquid following the exchange offer.

If a sufficiently large number of shares of Preferred Stock do not remain outstanding after the exchange offer, the trading market for the remaining outstanding shares of Preferred Stock may be less liquid and market prices may fluctuate significantly depending on the volume of trading in shares of Preferred Stock. Furthermore, a security with a smaller “float” may command a lower price and trade with greater volatility or much less frequently than would a comparable security with a greater float. This decreased liquidity may also make it more difficult for holders of shares of Preferred Stock that do not tender to sell their shares of Preferred Stock.

If you do not participate in the exchange offer, your shares of Preferred Stock will continue to be subject to our right to cause the conversion of the Preferred Stock into shares of common stock upon satisfaction of certain conditions.

On or after March 15, 2009, if the closing price of our common stock equals or exceeds 130% of the conversion price for 20 trading days during any consecutive 30 day period, we may at our option cause each outstanding share of Preferred Stock to be converted into shares of common stock at the then prevailing conversion price. The conversion price is subject to adjustment upon the occurrence of certain change of control transactions and other events.

We may not be able to pay cash dividends on our capital stock.

We are required to pay all declared dividends on our preferred stock in cash. Our existing indentures limit, and any indentures and other financing agreements that we enter into in the future will likely limit, our ability to pay cash dividends on our capital stock. Specifically, under our existing indentures, we may pay cash dividends and make other distributions on or in respect of our capital stock, including our preferred and common stock, only if certain financial tests are met.

Under Oklahoma law, cash dividends on capital stock may only be paid from “surplus” or, if there is no “surplus,” from the corporation’s net profits for the then current or the preceding fiscal year. Unless we continue to operate profitably, our ability to pay cash dividends on our capital stock would require the availability of adequate “surplus,” which is defined as the excess, if any, of our net assets (total assets less total liabilities) over our capital. Further, even if adequate surplus is available to pay cash dividends on the preferred stock and common stock (if declared), we may not have sufficient cash to pay dividends on our preferred stock or common stock, as the case may be.

The trading prices for the shares of Preferred Stock that remain outstanding after the exchange offer will be directly affected by the trading prices of our common stock.

Because the Preferred Stock is convertible into shares of our common stock, the trading prices of the Preferred Stock in the secondary market is directly affected by the trading prices of our common stock, the general level of interest rates and our credit quality. It is impossible to predict whether the price of the common stock or interest rates will rise or fall. Trading prices of the common stock will be influenced by the factors described in the section of this offer to exchange entitled “—Risks Related to the Exchange Offer—The value of the common stock that you receive may fluctuate” and “—Risks Related to Our Business.”

Risks Related to Our Business

Oil and natural gas prices are volatile. A decline in prices could adversely affect our financial position, financial results, cash flows, access to capital and ability to grow.

Our revenues, operating results, profitability and future rate of growth depend primarily upon the prices we receive for the oil and natural gas we sell. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow money or raise additional capital. The amount we can borrow from banks is subject to periodic redeterminations based on prices specified by our bank group at the time of redetermination. In addition, we may have ceiling test write-downs in the future if prices fall significantly.

Historically, the markets for oil and natural gas have been volatile and they are likely to continue to be volatile. Wide fluctuations in oil and natural gas prices may result from relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and other factors that are beyond our control, including:

•	worldwide and domestic supplies of oil and natural gas;

•	weather conditions;

•	the level of consumer demand;

•	the price and availability of alternative fuels;

•	the proximity and capacity of natural gas pipelines and other transportation facilities;

•	the price and level of foreign imports;

•	domestic and foreign governmental regulations and taxes;

•	the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

•	political instability or armed conflict in oil-producing regions; and

•	overall domestic and global economic conditions.

These factors and the volatility of the energy markets make it extremely difficult to predict future oil and natural gas price movements with any certainty. Declines in oil and natural gas prices would not only reduce revenue, but could reduce the amount of oil and natural gas that we can produce economically and, as a result, could have a material adverse effect on our financial condition, results of operations and reserves. Further, oil and natural gas prices do not necessarily move in tandem. Because approximately 92% of our reserves at December 31, 2005 are natural gas reserves, we are more affected by movements in natural gas prices.

Our level of indebtedness may limit our financial flexibility.

As of December 31, 2005, we had long term indebtedness of approximately $5.5 billion, with $72 million drawn under our revolving bank credit facility. Our long-term indebtedness represented 47% of our total book capitalization at December 31, 2005. As of May 2, 2006, we had approximately $545 million outstanding under our revolving bank credit facility.

Our level of indebtedness and preferred stock affects our operations in several ways, including the following:

•	a portion of our cash flows from operating activities must be used to service our indebtedness and pay dividends on our preferred stock and is not available for other purposes;

•	we may be at a competitive disadvantage as compared to peer companies that have less debt;

•	the covenants contained in the agreements governing our outstanding indebtedness and future indebtedness may limit our ability to borrow additional funds, pay dividends and make certain investments and may also affect our flexibility in planning for, and reacting to, changes in the economy and in our industry;

•	additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes may have higher costs and more restrictive covenants;

•	changes in the credit ratings of our debt may negatively affect the cost, terms, conditions and availability of future financing, and lower ratings will increase the interest rate and fees we pay on our revolving bank credit facility; and

•	we may be more vulnerable to general adverse economic and industry conditions.

We may incur additional debt, including significant secured indebtedness, or issue additional series of preferred stock in order to make future acquisitions or to develop our properties. A higher level of indebtedness and/or additional preferred stock increases the risk that we may default on our obligations. Our ability to meet our debt obligations and to reduce our level of indebtedness depends on our future performance. General economic conditions, oil and natural gas prices and financial, business and other factors affect our operations and our future performance. Many of these factors are beyond our control. We may not be able to generate sufficient cash flow to pay the interest on our debt, and future working capital, borrowings or equity financing may not be available to pay or refinance such debt. Factors that will affect our ability to raise cash through an offering of our capital stock or a refinancing of our debt include financial market conditions, the value of our assets and our performance at the time we need capital.

In addition, our bank borrowing base is subject to periodic redetermination. A lowering of our borrowing base could require us to repay indebtedness in excess of the borrowing base, or we might need to further secure the lenders with additional collateral.

Competition in the oil and natural gas industry is intense, and many of our competitors have greater financial and other resources than we do.

We operate in the highly competitive areas of oil and natural gas acquisition, development, exploitation, exploration and production. We face intense competition from both major and other independent oil and natural gas companies in each of the following areas:

•	seeking to acquire desirable producing properties or new leases for future exploration; and

•	seeking to acquire the equipment and expertise necessary to develop and operate our properties.

Many of our competitors have financial and other resources substantially greater than ours, and some of them are fully integrated oil companies. These companies may be able to pay more for development prospects and productive oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. Our ability to develop and exploit our oil and natural gas properties and to acquire additional properties in the future will depend upon our ability to successfully conduct operations, evaluate and select suitable properties and consummate transactions in this highly competitive environment.

Significant capital expenditures are required to replace our reserves.

Our exploration, development and acquisition activities require substantial capital expenditures. Historically, we have funded our capital expenditures through a combination of cash flows from operations, our revolving bank credit facility and debt and equity issuances. Future cash flows are subject to a number of variables, such as the level of production from existing wells, prices of oil and natural gas, and our success in developing, acquiring and producing new reserves. If revenue were to decrease as a result of lower oil and natural gas prices or decreased production, and our access to capital were limited, we would have a reduced ability to replace our reserves. If our cash flow from operations is not sufficient to fund our capital expenditure budget, we may not be able to access additional bank debt, debt or equity or other methods of financing on an economic basis to meet these requirements.

If we are not able to replace reserves, we may not be able to sustain production.

Our future success depends largely upon our ability to find, develop or acquire additional oil and natural gas reserves that are economically recoverable. Unless we replace the reserves we produce through successful development, exploration or acquisition activities, our proved reserves and production will decline over time. In addition, approximately 35% of our total estimated proved reserves (by volume) at December 31, 2005 were undeveloped. By their nature, estimates of undeveloped reserves are less certain. Recovery of such reserves will require significant capital expenditures and successful drilling operations. Our reserve estimates reflect that our production rate on producing properties would decline approximately 24% from 2006 to 2007. Thus, our future oil and natural gas reserves and production and, therefore, our cash flow and income are highly dependent on our success in efficiently developing and exploiting our current reserves and economically finding or acquiring additional recoverable reserves.

The actual quantities and present value of our proved reserves may prove to be lower than we have estimated.

This offer to exchange and the documents incorporated by reference in this offer to exchange contain estimates of our proved reserves and the estimated future net revenues from our proved reserves. These estimates are based upon various assumptions, including assumptions required by the SEC relating to oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The process of estimating oil and natural gas reserves is complex. The process involves significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. Therefore, these estimates are inherently imprecise.

Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves most likely will vary from these estimates. Such variations may be significant and could materially affect the estimated quantities and present value of our proved reserves. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development drilling, prevailing oil and natural gas prices and other factors, many of which are beyond our control. Our properties may also be susceptible to hydrocarbon drainage from production by operators on adjacent properties.

At December 31, 2005, approximately 35% of our estimated proved reserves (by volume) were undeveloped. Recovery of undeveloped reserves requires significant capital expenditures and successful drilling operations. These reserve estimates included the assumption that we would make significant capital expenditures to develop the reserves, including $1.8 billion in 2006. You should be aware that the estimated costs may not be accurate, development may not occur as scheduled and results may not be as estimated.

You should not assume that the present values referred to in this offer to exchange and the documents incorporated by reference herein represent the current market value of our estimated oil and natural gas reserves. In accordance with SEC requirements, the estimates of our present values are based on prices and costs as of the date of the estimates. The December 31, 2005 present value is based on weighted average oil and natural gas wellhead prices of $56.41 per barrel of oil and $8.76 per mcf of natural gas. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of an estimate.

Any changes in consumption by oil and natural gas purchasers or in governmental regulations or taxation will also affect actual future net cash flows.

The timing of both the production and the expenses from the development and production of oil and natural gas properties will affect both the timing of actual future net cash flows from our proved reserves and their present value. In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most accurate discount factor. The effective interest rate at various times and the risks associated with our business or the oil and gas industry in general will affect the accuracy of the 10% discount factor.

Acquisitions may prove to be worth less than we paid because of uncertainties in evaluating recoverable reserves and potential liabilities.

Our recent growth is due in part to acquisitions of exploration and production companies, producing properties and undeveloped leasehold. We expect acquisitions will also contribute to our future growth. Successful acquisitions require an assessment of a number of factors, including estimates of recoverable reserves, exploration potential, future oil and natural gas prices, operating costs and potential environmental and other liabilities. Such assessments are inexact and their accuracy is inherently uncertain. In connection with our assessments, we perform a review of the acquired properties which we believe is generally consistent with industry practices. However, such a review will not reveal all existing or potential problems. In addition, our review may not permit us to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. We do not inspect every well. Even when we inspect a well, we do not always discover structural, subsurface and environmental problems that may exist or arise. We are generally not entitled to contractual indemnification for pre-closing liabilities, including environmental liabilities. Normally, we acquire interests in properties on an “as is” basis with limited remedies for breaches of representations and warranties. As a result of these factors, we may not be able to acquire oil and natural gas properties that contain economically recoverable reserves or be able to complete such acquisitions on acceptable terms.

We are not entitled to contractual indemnification for the majority of pre-closing liabilities, including environmental liabilities, from our recent acquisition of CNR. We acquired CNR on an “as is” basis with very limited remedies for breaches of representations and warranties. We might incur significant liabilities relating to CNR in the future which we have not yet identified or cannot quantify at this time.

As new owners, we may not effectively consolidate and integrate acquired operations, particularly when we make significant acquisitions outside our historical operating areas.

Significant acquisitions present operational and administrative challenges that may prove more difficult than anticipated. The failure to consolidate functions and integrate procedures, personnel and operations in an effective and timely manner may adversely affect our business and results of operations, at least temporarily. Significant acquisitions can change the nature of our operations and business depending upon the character of the acquired properties, which may have substantially different operating and geological characteristics or be in different geographic locations than our existing properties. To the extent that we acquire properties substantially different from the properties in our primary operating areas or acquire properties that require different technical expertise, we may not be able to realize the economic benefits of these acquisitions as efficiently as in our prior acquisitions. As a result of our recent acquisition of CNR, we now have a significant presence in the Appalachian Basin, principally in West Virginia, eastern Kentucky, eastern Ohio and southern New York. We have not previously developed or explored for oil and natural gas in this part of the U.S.

Exploration and development drilling may not result in commercially productive reserves.

We do not always encounter commercially productive reservoirs through our drilling operations. The new wells we drill or participate in may not be productive and we may not recover all or any portion of our investment in wells we drill or participate in. The seismic data and other technologies we use do not allow us to know conclusively prior to drilling a well that oil or natural gas is present or may be produced economically. The cost of drilling, completing and operating a well is often uncertain, and cost factors can adversely affect the economics of a project. Our efforts will be unprofitable if we drill dry wells or wells that are productive but do not produce enough reserves to return a profit after drilling, operating and other costs. Further, our drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:

•	increases in the cost of, or shortages or delays in the availability of, drilling rigs and equipment;

•	unexpected drilling conditions;

•	title problems;

•	pressure or irregularities in formations;

•	equipment failures or accidents;

•	adverse weather conditions; and

•	compliance with environmental and other governmental requirements.

Future price declines may result in a write-down of our asset carrying values.

We utilize the full cost method of accounting for costs related to our oil and natural gas properties. Under this method, all such costs (for both productive and nonproductive properties) are capitalized and amortized on an aggregate basis over the estimated lives of the properties using the unit-of-production method. However, these capitalized costs are subject to a ceiling test which limits such pooled costs to the aggregate of the present value of future net revenues attributable to proved oil and natural gas reserves discounted at 10% plus the lower of cost or market value of unproved properties. The full cost ceiling is evaluated at the end of each quarter using the prices for oil and natural gas at that date, adjusted for the impact of derivatives accounted for as cash flow hedges. A significant decline in oil and natural gas prices from current levels, or other factors, without other mitigating circumstances, could cause a future writedown of capitalized costs and a non-cash charge against future earnings.

Our hedging activities may reduce the realized prices received for our oil and natural gas sales and require us to provide collateral for hedging liabilities.

In order to manage our exposure to price volatility in marketing our oil and natural gas, we enter into oil and natural gas price risk management arrangements for a portion of our expected production. Commodity price hedging may limit the prices we actually realize and therefore reduce oil and natural gas revenues in the future. The fair value of our oil and natural gas derivative instruments outstanding as of December 31, 2005 was a liability of approximately $945.8 million. In addition, our commodity price risk management transactions may expose us to the risk of financial loss in certain circumstances, including instances in which:

•	our production is less than expected;

•	there is a widening of price differentials between delivery points for our production and the delivery point assumed in the hedge arrangement; or

•	the counterparties to our contracts fail to perform under the contracts.

Some of our commodity price and interest rate risk management arrangements require us to deliver cash collateral or other assurances of performance to the counterparties in the event that our payment obligations exceed certain levels. As of December 31, 2005, we were required to post a total of $50 million of collateral with our counterparties through letters of credit issued under our bank credit facility with respect to commodity price and financial risk management transactions. As of May 2, 2006, we were required to post $65 million of collateral with our counterparties through letters of credit. Future collateral requirements are uncertain and will depend on arrangements with our counterparties and highly volatile natural gas and oil prices.

Lower oil and natural gas prices could negatively impact our ability to borrow.

Our amended and restated revolving bank credit facility limits our borrowings to the lesser of the borrowing base (currently $2.5 billion) and the commitment (currently $2.0 billion). The borrowing base is determined periodically at the discretion of the banks and is based in part on oil and natural gas prices. Additionally, some of our indentures contain covenants limiting our ability to incur indebtedness in addition to that incurred under our bank credit facility. These indentures limit our ability to incur additional indebtedness unless we meet one of two alternative tests. The first alternative is based on our adjusted consolidated net tangible assets (as defined in all of the indentures), which is determined using discounted future net revenues from proved oil and natural gas reserves as of the end of each year. The second alternative is based on the ratio of our adjusted consolidated EBITDA (as defined in the relevant indentures) to our adjusted consolidated interest expense over a trailing twelve-month period. As of the date of this offer to exchange, we are permitted to incur significant additional indebtedness under both of these debt incurrence tests. Lower oil and natural gas prices in the future could reduce our adjusted consolidated EBITDA, as well as our adjusted consolidated net tangible assets, and thus could reduce our ability to incur additional indebtedness.

Oil and natural gas drilling and producing operations can be hazardous and may expose us to environmental liabilities.

Oil and natural gas operations are subject to many risks, including well blowouts, cratering and explosions, pipe failure, fires, formations with abnormal pressures, uncontrollable flows of oil, natural gas, brine or well fluids, and other environmental hazards and risks. Our drilling operations involve risks from high pressures and from mechanical difficulties such as stuck pipes, collapsed casings and separated cables. If any of these risks occurs, we could sustain substantial losses as a result of:

•	injury or loss of life;

•	severe damage to or destruction of property, natural resources and equipment;

•	pollution or other environmental damage;

•	clean-up responsibilities;

•	regulatory investigations and penalties; and

•	suspension of operations.

Our liability for environmental hazards includes those created either by the previous owners of properties that we purchase or lease or by acquired companies prior to the date we acquire them. We maintain insurance against some, but not all, of the risks described above. Our insurance may not be adequate to cover casualty losses or liabilities. Also, in the future we may not be able to obtain insurance at premium levels that justify its purchase.

Reserve estimates of properties acquired in 2006 have not been prepared by independent petroleum engineers. Our internal estimates may not be as reliable as estimates of those reserves by independent engineers.

Our estimates of proved reserves attributed to our 2006 acquisitions included herein or incorporated by reference in this offer to exchange have not been reviewed or reported on by independent petroleum engineers. These estimates were prepared by our own engineers and professionals using criteria otherwise in compliance with SEC rules. Furthermore, our internal reserve estimates for these acquisitions are based upon data available to us which may not be as complete as data available on our other properties. Oil and natural gas pricing can affect estimates of quantities of proved reserves due to impact of pricing on ultimate economic recovery. Estimates prepared by independent engineers might be different from our internal estimates.

The loss of key personnel could adversely affect our business.

We depend, and will continue to depend in the foreseeable future, on the services of our officers and key employees with extensive experience and expertise in evaluating and analyzing producing oil and gas properties and drilling prospects, maximizing production from oil and natural gas properties, marketing oil and natural gas production, and developing and executing financing and hedging strategies. Our ability to retain our officers and key employees is important to our continued success and growth. The unexpected loss of the services of one or more of these individuals could have a detrimental effect on our business. We do not maintain key person life insurance on any of our personnel.

USE OF PROCEEDS

We will not receive any cash proceeds from the exchange offer. We will pay all fees and expenses related to the exchange offer, other than any commissions or concessions of any broker or dealer. Except as otherwise provided in the letter of transmittal, we will pay the transfer taxes, if any, on the exchange of any shares of Preferred Stock.

CAPITALIZATION

The following table shows our capitalization as of December 31, 2005:

•	on a historical basis;

•	on a pro forma basis to reflect (i) a series of transactions completed in the first quarter of 2006 in which we exchanged 1,140,223 shares of common stock for 183,273 shares of our 5.00% Cumulative Convertible Preferred Stock (Series 2003), 172,594 shares of common stock for 2,750 shares of our 4.125% Cumulative Convertible Preferred Stock and 482,694 shares of common stock for 99,310 shares of our 6.00% Cumulative Convertible Preferred Stock and (ii) the application of approximately $487 million from our recent private placement of 6.50% Senior Notes due 2017 to fund our recently completed acquisitions, and

•	on a pro forma basis as adjusted to reflect the consummation of this exchange offer assuming the acceptance of all outstanding shares of Preferred Stock and assuming an Exchange Ratio of 62.7211 shares of common stock for each share of Preferred Stock tendered and accepted (which corresponds to an assumed Weighted Average Price of $33.46), and

•	on a pro forma basis as further adjusted to reflect the consummation of our pending offer to exchange shares of our common stock for all outstanding shares of our 5.00% Cumulative Convertible Preferred Stock (Series 2003) assuming the acceptance of all outstanding shares of such preferred stock and assuming an exchange ratio of 6.1751 shares of common stock for each share of such preferred stock.

This table should be read in conjunction with, and is qualified in its entirety by reference to, our historical financial statements and the accompanying notes included in our annual report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference herein.

	As of December 31, 2005
	Historical	Pro Forma	Pro Forma As Adjusted	Pro Forma As Further Adjusted
	(in thousands)
Cash and cash equivalents	$60,027	$474,652	$474,587	$473,952

Long-term debt:
Revolving bank credit facility	$72,000	$—	$—	$—
7.500% Senior Notes due 2013	363,823	363,823	363,823	363,823
7.000% Senior Notes due 2014	300,000	300,000	300,000	300,000
7.500% Senior Notes due 2014	300,000	300,000	300,000	300,000
7.750% Senior Notes due 2015	300,408	300,408	300,408	300,408
6.375% Senior Notes due 2015	600,000	600,000	600,000	600,000
6.875% Senior Notes due 2016	670,437	670,437	670,437	670,437
6.625% Senior Notes due 2016	600,000	600,000	600,000	600,000
6.500% Senior Notes due 2017	600,000	1,100,000	1,100,000	1,100,000
6.250% Senior Notes due 2018	600,000	600,000	600,000	600,000
6.875% Senior Notes due 2020	500,000	500,000	500,000	500,000
2.750% Contingent Convertible Senior Notes due 2035	690,000	690,000	690,000	690,000
Interest rate derivatives	(11,349)	(11,349)	(11,349)	(11,349)
Discount, net of premium, on Senior Notes	(95,577)	(100,577)	(100,577)	(100,577)

Total long-term debt	$5,489,742	$5,912,742	$5,912,742	$5,912,742

Stockholders’ equity:
Preferred stock, $0.01 par value, 20,000,000 authorized
6.00% Cumulative Convertible Preferred Stock, 99,310 shares (no shares pro forma, pro forma as adjusted and pro forma as further adjusted) issued and outstanding, entitled in liquidation to $5.0 million ($0 pro forma, pro forma as adjusted and pro forma as further adjusted)	4,966	—	—	—
5.00% Cumulative Convertible Preferred Stock (Series 2003), 1,025,946 shares (842,673 shares pro forma and pro forma as adjusted and no shares pro forma as further adjusted) issued and outstanding, entitled in liquidation to $102.6 million ($84.3 million pro forma and pro forma as adjusted and $0 pro forma as further adjusted)	102,595	84,267	84,267	—
4.125% Cumulative Convertible Preferred Stock, 89,060 shares (86,310 shares pro forma and no shares pro forma as adjusted and pro forma as further adjusted) issued and outstanding, entitled in liquidation to $89.1 million ($86.3 million pro forma and $0 pro forma as adjusted and pro forma as further adjusted)	89,060	86,310	—	—
5.00% Cumulative Convertible Preferred Stock (Series 2005), 4,600,000 shares issued and outstanding, entitled in liquidation to $460.0 million	460,000	460,000	460,000	460,000
4.50% Cumulative Convertible Preferred Stock, 3,450,000 shares issued and outstanding, entitled in liquidation to $345.0 million	345,000	345,000	345,000	345,000
5.00% Cumulative Convertible Preferred Stock (Series 2005B), 5,750,000 shares issued and outstanding, entitled in liquidation to $575.0 million	575,000	575,000	575,000	575,000
Common Stock, $.01 par value, 500,000,000 shares authorized, 375,510,521 shares (377,306,032 shares pro forma, 382,719,488 shares pro forma as adjusted and 387,923,078 shares pro forma as further adjusted) issued and outstanding	3,755	3,773	3,827	3,879
Paid-in capital	3,803,312	3,829,338	3,915,529	3,999,109
Retained earnings	1,100,841	1,100,841	1,100,841	1,100,841
Accumulated other comprehensive income (loss), net of tax of $112.1 million	(194,972)	(194,972)	(194,972)	(194,972)
Unearned compensation	(89,242)	(89,242)	(89,242)	(89,242)
Less: treasury stock, at cost; 5,320,816 common shares	(25,992)	(25,992)	(25,992)	(25,992)

Total stockholders’ equity	$6,174,323	$6,174,323	$6,174,258	$6,173,623

Total capitalization	$11,664,065	$12,087,065	$12,087,000	$12,086,365

MARKET FOR COMMON STOCK

Our common stock is listed on the New York Stock Exchange under the symbol “CHK”. The following table sets forth the high and low sales price and dividends declared per share of our common stock on the New York Stock Exchange during the periods shown:

	Common Stock
	HIGH	LOW	DIVIDENDS

YEAR ENDING DECEMBER 31, 2004:
First Quarter	$13.98	$11.70	$0.035
Second Quarter	15.05	12.68	0.045
Third Quarter	16.24	13.69	0.045
Fourth Quarter	18.31	15.17	0.045

YEAR ENDED DECEMBER 31, 2005:
First Quarter	23.65	15.06	0.045
Second Quarter	24.00	17.74	0.050
Third Quarter	38.98	22.90	0.050
Fourth Quarter	40.20	26.59	0.050

YEAR ENDED DECEMBER 31, 2006:
First Quarter	35.57	27.75	0.050
Second Quarter (through May 2, 2006)	33.79	30.93	—

On May 2, 2006 the closing sale price of our common stock, as reported by the New York Stock Exchange, was $33.46 per share. On that date, there were approximately 1,500 holders of record. We believe we have approximately 312,000 beneficial owners of our common stock.

Future dividends will be payable on our common stock only when, as and if declared by our board of directors, and will be dependent upon business conditions, earnings, our cash requirements and other relevant factors.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables set forth summary consolidated financial data as of and for each of the three years ended December 31, 2005, 2004 and 2003. This data was derived from our audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference herein. The financial data below should be read together with, and are qualified in their entirety by reference to, our historical consolidated financial statements and the accompanying notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” which are set forth in such annual report on Form 10-K.

	Years Ended December 31,
	2005	2004	2003
	($ in thousands, except per share data)
Statement of Operations Data:
Revenues:
Oil and natural gas sales	$3,272,585	$1,936,176	$1,296,822
Marketing sales	1,392,705	773,092	420,610

Total revenues	4,665,290	2,709,268	1,717,432

Operating costs:
Production expenses	316,956	204,821	137,583
Production taxes	207,898	103,931	77,893
General and administrative expenses	64,272	37,045	23,753
Marketing expenses	1,358,003	755,314	410,288
Oil and natural gas depreciation, depletion and amortization	894,035	582,137	369,465
Depreciation and amortization of other assets	50,966	29,185	16,793
Provision for legal settlements	—	4,500	6,402

Total operating costs	2,892,130	1,716,933	1,042,177

Income from operations	1,773,160	992,335	675,255

Other income (expense):
Interest and other income	10,452	4,476	2,827
Interest expense	(219,800)	(167,328)	(154,356)
Loss on repurchases or exchanges of Chesapeake debt	(70,419)	(24,557)	(20,759)
Loss on investment in Seven Seas Petroleum, Inc.	—	—	(2,015)

Total other income (expense)	(279,767)	(187,409)	(174,303)

Income before income taxes and cumulative effect of accounting change	1,493,393	804,926	500,952
Income tax expense:
Current	—	—	5,000
Deferred	545,091	289,771	185,360

Total income tax expense	545,091	289,771	190,360

Net income before cumulative effect of accounting change	948,302	515,155	310,592
Cumulative effect of accounting change, net of income taxes of $1,464,000	—	—	2,389

Net Income	948,302	515,155	312,981
Preferred stock dividends	(41,813)	(39,506)	(22,469)
Loss on conversion/exchange of preferred stock	(26,874)	(36,678)	—

Net income available to common shareholders	$879,615	$438,971	$290,512

Earnings per common share—basic:
Income before cumulative effect of accounting change	$2.73	$1.73	$1.36
Cumulative effect of accounting change	—	—	0.02

	$2.73	$1.73	$1.38

Earnings per common share—assuming dilution:
Income before cumulative effect of accounting change	$2.51	$1.53	$1.20
Cumulative effect of accounting change	—	—	0.01

	$2.51	$1.53	$1.21

Cash dividends declared per common share	$0.195	$0.170	$0.135

	Years Ended December 31,
	2005	2004	2003
	($ in thousands, except per share data)
Cash Flow Data:
Cash provided by operating activities	2,406,888	1,432,274	938,907
Cash used in investing activities	6,921,378	3,381,204	2,077,217
Cash provided by financing activities	4,567,621	1,915,245	931,254

Other Financial Data:
Ratio of earnings to fixed charges(1)	5.6x	4.8x	4.0x
Ratio of earnings to fixed charges and preference dividends(1)	4.6x	3.7x	3.3x

	As of December 31,
	2005	2004	2003
	($ in thousands, except per share data)
Balance Sheet Data:
Total assets	$16,118,462	$8,244,509	$4,572,291
Long-term debt, net of current maturities	5,489,742	3,075,109	2,057,713
Stockholders’ equity	6,174,323	3,162,883	1,732,810
Book value per common share(2)	16.68	10.14	7.99

(1)	For purposes of determining the ratios of earnings to fixed charges and earnings to fixed charges and preference dividends, earnings are defined as net income before income taxes, cumulative effect of accounting changes, pretax gain or loss of equity investees, amortization of capitalized interest and fixed charges, less capitalized interest. Fixed charges consist of interest (whether expensed or capitalized and excluding the effect of unrealized gains or losses on interest rate derivatives), and amortization of debt expenses and discount or premium relating to any indebtedness. Preference dividends consist of preferred stock dividends “grossed up” to reflect the pre-tax amount.
(2)	Calculated as stockholders’ equity attributable to our common shareholders divided by the number of shares of common stock issued and outstanding as of the date indicated.

THE EXCHANGE OFFER

Purpose and Effects of the Exchange Offer

We are making the exchange offer to reduce our fixed dividend obligations. The exchange offer allows current holders of shares of Preferred Stock to receive a premium in shares of common stock to the dividend payments they will receive if they continue to own Preferred Stock through March 15, 2009, in addition to the shares of common stock that they would receive upon conversion of the Preferred Stock.

Terms of the Exchange Offer

We are offering to exchange shares of our common stock for each validly tendered and accepted share of Preferred Stock upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal.

The number of shares of common stock to be exchanged for each share of Preferred Stock (the “Exchange Ratio”) will be fixed after 5:00 p.m. New York City time on May 30, 2006 (the “Pricing Date”), on the basis of the pricing formula set forth herein, and announced prior to the opening of trading on May 31, 2006 (the “Announcement Date”). The Exchange Ratio will be subject to a maximum of 64.5150 shares of common stock and a minimum of 61.9944 shares of common stock per share of Preferred Stock.

Any shares of Preferred Stock tendered but not accepted because they were not validly tendered shall remain outstanding upon completion of the exchange offer. Shares of Preferred Stock accepted in the exchange offer will be retired and cancelled.

By tendering your shares of Preferred Stock, you will lose your right to receive quarterly dividend payments, when, if and as declared by our board of directors, after the completion of the exchange offer.

Exchange Ratio

The Exchange Ratio will be calculated after 5:00 p.m., New York City time, on March 30, 2006, as the sum of:

•	60.0555 shares of common stock; plus

•	a number of shares of common stock equal to $89.19 divided by the Weighted Average Price, subject to a minimum Exchange Ratio of 61.9944 shares of common stock and a maximum Exchange Ratio of 64.5150 shares of common stock. The minimum Exchange Ratio corresponds to a Weighted Average Price of $46.00 and the maximum Exchange Ratio corresponds to a Weighted Average Price of $20.00. The Exchange Ratio will be rounded to the nearest fourth decimal place.

For purposes of these calculations “Weighted Average Price” means the arithmetic daily volume-weighted average price of our common stock, beginning on May 15, 2006 and ending on the Pricing Date. The daily volume-weighted average shall equal the daily volume-weighted average price for our common stock on the New York Stock Exchange during the period beginning at 9:30:00 a.m., New York City time (or such other time as is the official open of trading at the New York Stock Exchange) and ending at 4:00:00 p.m., New York City time (or such other time as is the official close of trading at the New York Stock Exchange), as reported by Bloomberg Financial Services through its “Volume at Price” (CHK UN [Equity] VAP [Go]) functions. The Weighted Average Price will be rounded to the nearest whole cent.

Security holders may obtain information on the daily volume-weighted prices and closing prices with respect to our common stock throughout the exchange offer by calling the information agent at the toll-free number set forth on the back cover of this offer to exchange. In addition, on each business day during the period to be taken into account for purposes of determining the Weighted Average Price, the information agent will provide callers with a representative purchase price with respect to the exchange offer, calculated as if such period ended on the preceding business day.

For purposes of illustration, the table below indicates the Exchange Ratio (and fixed and variable components thereof) that would be calculated on the basis of the formula described above with respect to each share of Preferred Stock and assuming a range of Weighted Average Prices as indicated in the left-hand column. The actual Weighted Average Price may be higher or lower than the assumed Weighted Average Prices below. The actual Exchange Ratio will be subject to the minimum and maximum values described above.

Assumed Weighted Average Price	Variable Component of Exchange Ratio	Fixed Component of Exchange Ratio	Total Exchange Ratio
46.00	1.9389	60.0555	61.9944
43.40	2.0551	60.0555	62.1106
40.80	2.1860	60.0555	62.2415
38.20	2.3348	60.0555	62.3903
35.60	2.5053	60.0555	62.5608
33.00	2.7027	60.0555	62.7582
30.40	2.9339	60.0555	62.9894
27.80	3.2083	60.0555	63.2638
25.20	3.5393	60.0555	63.5948
22.60	3.9465	60.0555	64.0020
20.00	4.4595	60.0555	64.5150

Expiration Date

The term “expiration date” means 5:00 p.m., New York City time, on June 1, 2006. However, if we extend the period of time for which the exchange offer remains open, the term “expiration date of this exchange offer” means the latest time and date to which the exchange offer is so extended.

Fractional Shares

We will not issue any fractional shares of common stock in the exchange offer. In lieu of fractional shares otherwise issuable (calculated on an aggregate basis for each holder), holders participating in the exchange offer will be entitled to receive an amount of cash equal to the fraction of a share multiplied by the closing price per share of our common stock on the last business day immediately preceding the expiration date of the exchange offer.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer to the contrary, we will not be required to accept for exchange shares of Preferred Stock tendered pursuant to the exchange offer and may terminate or extend the exchange offer if any condition to the exchange offer is not satisfied. We may also, subject to Rule 14e-1 under the Securities Exchange Act of 1934, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer, postpone the acceptance for exchange of shares of Preferred Stock validly tendered and not withdrawn prior to the expiration date of the exchange offer, if any one of the conditions described above is not satisfied or any one of the following conditions has occurred, and the occurrence thereof has not been waived by us in our sole discretion:

•

there shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the exchange offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the exchange offer or materially impair the contemplated benefits to us of the exchange offer;

•	an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the exchange offer or materially impair the contemplated benefits to us of the exchange offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

•	there shall have occurred or be likely to occur any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs or to the U.S. oil and natural gas markets;

•	there shall have occurred:

•	any general suspension of, or limitation on prices for, trading in securities in United States securities or financial markets;

•	any material adverse change in the price of our common stock in United States securities or financial markets;

•	a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States;

•	any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions; or

•	a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens.

These conditions to the exchange offer are for our sole benefit and may be asserted by us in our reasonable discretion or may be waived by us, in whole or in part, in our reasonable discretion on or before the expiration date of the exchange offer, whether or not any other condition of the exchange offer also is waived and regardless of the circumstances giving rise to the failure of any such condition. We have not made a decision as to what circumstances would lead us to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Any determination by us concerning the events described in this section will be final and binding upon all persons.

Extension, Delay in Acceptance, Amendment or Termination

We expressly reserve the right to extend the exchange offer for such period or periods as we may determine in our sole discretion from time to time by giving oral, confirmed in writing, or written notice to the exchange agent and by making a public announcement by press release prior to 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date of the exchange offer. During any extension of the exchange offer, all shares of Preferred Stock previously tendered and not accepted for purchase will remain subject to the exchange offer and may, subject to the terms of the exchange offer, be accepted for exchange by us.

We also expressly reserve the right, at any time or from time to time, regardless of whether or not the conditions to the exchange offer have been satisfied, subject to and in accordance with applicable law, to:

•	delay the acceptance for exchange of shares of Preferred Stock;

•

waive any condition (other than those conditions we have identified as conditions we cannot waive) or otherwise amend the terms of the exchange offer in any respect prior to the expiration of the exchange offer, by giving oral, confirmed in writing, or written notice of such waiver or amendment to the exchange agent; or

•	terminate or withdraw the exchange offer, by giving oral, confirmed in writing, or written notice of such termination or withdrawal to the exchange agent.

Other than an extension of the exchange offer, we are not aware of any circumstance that would cause us to delay acceptance of any validly tendered share of Preferred Stock.

If we make a material change in the terms of the exchange offer or the information concerning the exchange offer, or waive a material condition of the exchange offer, we will promptly disseminate disclosure regarding the changes to the exchange offer and extend the exchange offer, if required by law, to ensure that the exchange offer remains open a minimum of five business days from the date we disseminate disclosure regarding the changes.

If we make a change in the number of shares of Preferred Stock sought or the amount of consideration offered in the exchange, we will promptly disseminate disclosure regarding the changes and extend the exchange offer, if required by law, to ensure that the exchange offer remains open a minimum of ten business days from the date we disseminate disclosure regarding the changes.

Any waiver, amendment or modification will apply to all shares of Preferred Stock tendered, regardless of when or in what order such shares of Preferred Stock were tendered. Any extension, amendment or termination will be followed promptly by public announcement thereof, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date of the exchange offer.

Except as set forth above or as otherwise required by law, without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

We expressly reserve the right, in our sole discretion, to terminate the exchange offer for any reason including if any of the conditions set forth above in the first paragraph under “—Conditions to the Exchange Offer” shall have occurred. Any such termination will be followed promptly by a public announcement of such termination. In addition, if we terminate the exchange offer, we will give immediate notice thereof to the exchange agent. If the exchange offer is terminated, withdrawn or otherwise not completed, the consideration will not be paid or become payable to you, even if you have validly tendered your shares of Preferred Stock in connection with the exchange offer, and any shares of Preferred Stock you have tendered that we have not accepted for exchange will be returned promptly to you.

Procedures for Tendering Shares of Preferred Stock

If you beneficially own shares of Preferred Stock that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those shares of Preferred Stock, you should contact the registered holder promptly and instruct it to tender your shares of Preferred Stock on your behalf.

To participate in the exchange offer, a holder must comply with the automated tender offer program procedures of DTC described below.

In addition, the exchange agent must receive, prior to the expiration date of the exchange offer, a timely confirmation of book-entry transfer of such shares of Preferred Stock into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below and a properly transmitted agent’s message.

To be validly tendered, the exchange agent must receive any required documents at its address indicated on the cover page of the letter of transmittal prior to the expiration date of the exchange offer.

The tender by a holder that is not withdrawn prior to the expiration date of the exchange offer will constitute a binding agreement between the holder and us in accordance with the terms and subject to the conditions described in this offer to exchange and in the letter of transmittal.

All of the shares of Preferred Stock were issued in book-entry form, and all of the outstanding shares of Preferred Stock are represented by global certificates held for the account of DTC. The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s automated tender offer program, or ATOP, to tender. Participants in the program may transmit their acceptance of the exchange offer electronically by causing DTC to transfer the shares of Preferred Stock to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent.

The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its automated tender offer program that it is tendering shares of Preferred Stock that are the subject of such book-entry confirmation;

•	such participant has received and agrees to be bound by the terms of the letter of transmittal; and

•	the agreement may be enforced against such participant.

By using the ATOP procedures to exchange outstanding shares of Preferred Stock, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

There is no procedure for guaranteed late delivery of shares of Preferred Stock.

Determination of Validity

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered shares of Preferred Stock. We reserve the absolute right to reject any and all shares of Preferred Stock not validly tendered or any shares of Preferred Stock whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects or irregularities either before or after the expiration date of the exchange offer. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of shares of Preferred Stock must be cured within a time period that we will determine. Neither we, the exchange agent nor any other person will have any duty to give notification of any defects or irregularities nor will any of them incur any liability for failure to give such notification. Tenders of shares of Preferred Stock will not be considered to have been made until any defects or irregularities have been cured or waived. Any shares of Preferred Stock received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering owners, via the facilities of DTC, promptly after the expiration date of the exchange offer.

Withdrawals of Tenders

You may validly withdraw shares of Preferred Stock that you tender at any time prior to the expiration date of the exchange offer, which is 5:00 p.m., New York City time, on June 1, 2006, unless we extend it. In addition, if not previously returned, you may withdraw any shares of Preferred Stock that you tender that are not accepted by us for exchange after the expiration of 40 business days from May 3, 2006. For a withdrawal of shares of Preferred Stock to be effective, you must comply with the appropriate procedures of DTC’s ATOP system prior to the expiration date or, if not previously accepted by us, after the 40th business day from May 3, 2006. Any notice of withdrawal must identify the shares of Preferred Stock to be withdrawn, including the name and number of the account at DTC to be credited and otherwise comply with the procedures of DTC.

If we extend the exchange offer, are delayed in our acceptance of the shares of Preferred Stock for exchange or are unable to accept shares of Preferred Stock pursuant to the exchange offer for any reason, then, without prejudice to our rights under the exchange offer, the exchange agent may retain tendered shares of Preferred Stock and such shares of Preferred Stock may not be withdrawn except as otherwise provided in this offer to exchange, subject to provisions under the Securities Exchange Act of 1934 that provide that an issuer making an exchange offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the exchange offer.

All questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal will be determined by us. Our determination will be final and binding on all parties. Any shares of Preferred Stock withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange consideration will be issued in exchange unless the shares of Preferred Stock so withdrawn are validly re-tendered. Any shares of Preferred Stock that have been tendered but which are effectively withdrawn will be credited by the exchange agent to the appropriate account at DTC without expense to the withdrawing person promptly after withdrawal. Properly withdrawn shares of Preferred Stock may be re-tendered by following the procedures described above under “—Procedures for Tendering Shares of Preferred Stock” at any time prior to the expiration date of the exchange offer.

Acceptance; Exchange of Shares of Preferred Stock

We will issue the shares of common stock to be issued in the exchange offer upon the terms of the exchange offer and applicable law in exchange for shares of Preferred Stock validly tendered in the exchange offer promptly after the expiration date of the exchange offer. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered shares of Preferred Stock or defectively tendered shares of Preferred Stock with respect to which we have waived such defect, when, as and if we give oral, confirmed in writing, or written notice of such acceptance to the exchange agent.

In all cases, issuance of shares of common stock for shares of Preferred Stock accepted for exchange by us pursuant to the exchange offer will be made promptly after the expiration date of the exchange offer and assuming receipt by the exchange agent of:

•	timely confirmation of a book-entry transfer of the shares of Preferred Stock into the exchange agent’s account at DTC, pursuant to the procedures set forth in “—Procedures for Tendering shares of Preferred Stock” above;

•	a properly transmitted agent’s message; and

•	any other documents required by the letter of transmittal.

If we do not accept any shares of Preferred Stock tendered for exchange pursuant to the exchange offer for any reason, the exchange agent will, without expense and promptly after expiration or termination of the exchange offer, credit such shares of Preferred Stock to the account maintained at DTC from which the tendered shares of Preferred Stock were delivered.

Return of Unaccepted Shares of Preferred Stock

Any tendered shares of Preferred Stock that are not accepted for exchange by us will be returned without expense to their tendering holder. Such non-exchanged shares of Preferred Stock will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

Compliance With State Securities Laws

We are making the exchange offer to all holders of outstanding shares of Preferred Stock. We are not aware of any jurisdiction in which the making of the exchange offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the exchange offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the exchange offer will not be made to, nor will tenders of shares of Preferred Stock be accepted from or on behalf of, the holders of shares of Preferred Stock residing in any such jurisdiction.

United Kingdom Legal Matters

This offer to exchange and all other documentation relating to the exchange offer is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act (2000) (Financial Promotion) Order 2005 or (ii) are persons to whom an invitation or inducement to engage in investment activity (within the remaining of section 21 of the Financial Services and Markets Act 2000 (as amended)) in connection with the exchange offer may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This offer to exchange and all other documentation relating to the exchange offer is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. The exchange offer is available only to relevant persons and will be engaged in only with relevant persons.

We have not authorized any offer to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended) except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by the company of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority.

Other Foreign Securities Matters

No action has been or will be taken in any jurisdiction that would permit a public offering of our shares of common stock, or the possession, circulation or distribution of this offer to exchange or any other material relating to us or our shares of common stock in any jurisdiction where action for that purpose is required. Accordingly, our shares of common stock may not be offered or sold, directly or indirectly, and neither this offer to exchange nor any other offering material or advertisements in connection with our shares of common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction. This offer to exchange does not constitute an offer to sell or a solicitation of an offer to buy in any jurisdiction where such offer or solicitation would be unlawful. Persons into whose possession this offer to exchange comes are advised to inform themselves about and to observe any restrictions relating to this exchange offer, the distribution of this offer to exchange, and the resale of the shares of common stock.

Exchange Agent

UMB Bank, N.A. has been appointed as the exchange agent for the exchange offer. We have agreed to pay the exchange agent reasonable and customary fees for its services. All required documents should be sent or delivered to the exchange agent at the address set forth on the back cover of this offer to exchange.

Information Agent

Global Bondholder Services Corporation has been appointed as the information agent for the exchange offer. We have agreed to pay the information agent reasonable and customary fees for its services and will reimburse the information agent for its reasonable out-of-pocket expenses. Any questions and requests for assistance, or requests for additional copies of this offer to exchange or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the information agent at the address set forth on the back cover of this offer to exchange.

Financial Advisor

We have retained UBS Securities LLC as our exclusive financial advisor in connection with the exchange offer. We are paying UBS customary fees for its services and have agreed to indemnify UBS Securities LLC for certain liabilities. UBS Securities LLC’s compensation is in no way contingent on the results or the success of the exchange offer. UBS Securities LLC has not been retained to, and will not, solicit acceptances of the exchange offer or make any recommendation with respect thereto.

The financial advisor and its affiliates have rendered and may in the future render various investment banking, lending and commercial banking services and other advisory services to us and our subsidiaries. The financial advisor has received, and may in the future receive, customary compensation from us and our subsidiaries for such services. The financial advisor may from time to time hold shares of Preferred Stock and shares of our common stock in their proprietary accounts, and, to the extent it owns shares of Preferred Stock in these accounts at the time of its exchange offer, the financial advisor may tender such shares of Preferred Stock. During the course of the exchange offer, the financial advisor may trade shares of our common or preferred stock for its own account or for the accounts of its customers. As a result, the financial advisor may hold a long or short position in our common or preferred stock.

Solicitation

The exchange offer is being made by us in reliance on the exemption from the registration requirements of the Securities Act, afforded by Section 3(a)(9) thereof. We, therefore, will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of shares of Preferred Stock. We have not retained any dealer, manager or other agent to solicit tenders with respect to the exchange offer. The exchange agent will mail solicitation materials on our behalf.

In connection with the exchange offer, our directors and officers and those of our respective affiliates may solicit tenders by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods. Members of our Board of Directors and our officers will not be specifically compensated for these services.

Fees and Expenses

We will bear the fees and expenses of soliciting tenders for the exchange offer. We are making the principal solicitation by mail and overnight courier. However, where permitted by applicable law, additional solicitations may be made by facsimile, telephone or in person by officers and regular employees of ours and those of our affiliates. We will also pay the exchange agent and the information agent reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses. We will indemnify each of the exchange agent and the information agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

Transfer Taxes

Holders who tender their shares of Preferred Stock for exchange will not be obligated to pay any transfer taxes. If, however:

•	shares of our common stock are to be delivered to, or issued in the name of, any person other than the registered owner of the tendered shares of Preferred Stock; or

•	the shares of Preferred Stock are registered in the name of any person other than the person signing the letter of transmittal,

then the amount of any transfer taxes, whether imposed on the registered owner or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

No Appraisal Rights

No appraisal or dissenters’ rights are available to holders of shares of Preferred Stock under applicable law in connection with the exchange offer.

Accounting Treatment

As consideration for the exchange of the shares of Preferred Stock, we will issue shares of our common stock. We will record as a decrease to stockholders’ equity the fair value of the fees and expenses incurred by Chesapeake in connection with the exchange offer. The excess of the fair value of our common shares exchanged over the fair value of common shares issuable pursuant to the original conversion terms will be subtracted from net earnings to arrive at net earnings available to common shareholders in the calculation of earnings per share.

Subsequent Repurchases of Shares of Preferred Stock

Whether or not the exchange offer is consummated, we or our affiliates may from time to time acquire shares of Preferred Stock, other than pursuant to the exchange offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the Exchange Ratio to be paid pursuant to the exchange offer and could be for cash or other consideration.

COMPARISON OF RIGHTS BETWEEN THE PREFERRED STOCK AND OUR COMMON STOCK

The following describes the material differences between the rights of holders of the shares of Preferred Stock and holders of shares of our common stock. While we believe that the description covers the material differences between the shares of Preferred Stock and our common stock, this summary may not contain all of the information that is important to you. You should carefully read this entire offer to exchange and the other documents we refer to for a more complete understanding of the differences between being a holder of shares of Preferred Stock and a holder of shares of our common stock.

Governing Document

As a holder of Preferred Stock, your rights are currently set forth in, and you may enforce your rights under, the Oklahoma General Corporation Law and our certificate of incorporation, including the certificate of designations with respect to the Preferred Stock. After completion of the exchange offer, holders of shares of our common stock will have their rights set forth in, and may enforce their rights under, Oklahoma General Corporation Law and our certificate of incorporation and bylaws.

Dividends

Holders of Preferred Stock are entitled to receive, when, and if declared by our board of directors out of funds legally available for payment, cumulative quarterly dividends, as described in the section of this offer to exchange entitled “Description of Preferred Stock—Dividends.” Holders of shares of our common stock are entitled to receive ratable dividends as declared by our board of directors from time to time at its sole discretion, out of funds legally available for such purpose.

Liquidation Preference

In the event of our winding-up or dissolution, each holder of Preferred Stock is entitled to receive and be paid out of our assets available for distribution to our stockholders, before any payment or distribution is made to holders of junior stock, including our common stock, a liquidation preference in the amount of $1,000 per share of Preferred Stock, plus accumulated and unpaid dividends. In addition, the Preferred Stock ranks senior to the common stock with respect to the payment of any dividends. Dividend payments to holders of common stock, if declared by our board of directors, will not be made until all required dividend payments are made to the holders of our outstanding preferred stock, including the Preferred Stock.

Ranking

In the event of our liquidation, dissolution or winding up, our common stock would rank below all outstanding preferred stock, including the Preferred Stock. As a result, holders of our common stock will not be entitled to receive any payment or other distribution of assets upon the liquidation or dissolution until after our obligations to our debt holders and holders of preferred stock have been satisfied.

Conversion Rights

Each share of Preferred Stock is convertible at the holder’s option into 60.0555 shares of common stock, subject to certain adjustments as described under “Description of Preferred Stock—Conversion Price Adjustment.” Holders may exercise this conversion right only under the circumstances described under “Description of Preferred Stock — Events Triggering Conversion Rights.”

Mandatory Conversion

On or after March 15, 2009, we may at our option, cause the Preferred Stock to be automatically converted into that number of shares of common stock that are issuable at the then prevailing conversion price.

We may exercise our conversion right only if, for 20 trading days within any period of 30 consecutive trading days (including the last trading day of such period), the closing price of our common stock exceeds 130% of the then prevailing conversion price of the Preferred Stock.

Voting Rights

Except as provided by Oklahoma law and our certificate of incorporation, holders of Preferred Stock have no voting rights unless the dividends payable on the Preferred Stock are in arrears for six or more quarterly periods. In that event, holders of the Preferred Stock, voting as a single class with the shares of any other preferred stock or preference securities having similar voting rights, will be entitled at the next regular or special meeting of our stockholders to elect two directors and the number of directors that comprise our board will be increased by the number of directors so elected. These voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the preferred stock has been paid in full. The affirmative consent of holders of at least 66 2/3% of the outstanding Preferred Stock is required for the issuance of any class or series of stock (or security convertible into stock) ranking senior to the Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution and for amendments to our certificate of incorporation that would affect adversely the rights of holders of the Preferred Stock. Holders of shares of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, other than matters solely affecting any series of preference securities.

DESCRIPTION OF CAPITAL STOCK

Set forth below is a description of the material terms of our capital stock. However, this description is not complete and is qualified by reference to our certificate of incorporation (including our certificates of designation) and bylaws. Copies of our certificate of incorporation (including our certificates of designation) and bylaws are available from us upon request. These documents have also been filed with the SEC. Please read “Where You Can Find More Information.”

Authorized Capital Stock

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $.01 per share, and 20,000,000 shares of preferred stock, par value $.01 per share, of which 500,000 shares are designated as Series A Junior Participating Preferred Stock, 842,673 shares are designated as 5.00% Cumulative Convertible Preferred Stock (Series 2003), 86,310 shares are designated as 4.125% Cumulative Convertible Preferred Stock, 4,600,000 shares are designated as 5.00% Cumulative Convertible Preferred Stock (Series 2005), 3,450,000 shares are designated as 4.50% Cumulative Convertible Preferred Stock and 5,750,000 shares are designated as 5.00% Cumulative Convertible Preferred Stock (Series 2005B).

Our Board of Directors has approved an amendment to our certificate of incorporation to increase the number of authorized shares of common stock from 500,000,000 to 750,000,000, subject to the approval of our shareholders. We intend to submit this amendment for approval by our shareholders at our annual meeting to be held on June 9, 2006. If the amendment is approved, we expect the proposed increase in authorized shares of common stock to be effected shortly after the annual meeting.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of our common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available for dividends. In the event of our liquidation or dissolution, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock.

Holders of our common stock have no preemptive rights and have no rights to convert their common stock into any other securities. All of the outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

As of the date of this offer to exchange, we have 4,771,017 shares of authorized but unissued preferred stock which are undesignated. Currently, 842,673 shares are designated as 5.00% Cumulative Convertible Preferred Stock (Series 2003), all of which are outstanding, 86,310 shares are designated as 4.125% Cumulative Convertible Preferred Stock, all of which are outstanding, 4,600,000 shares are designated as 5.00% Cumulative Convertible Preferred Stock (Series 2005), all of which are outstanding, 3,450,000 shares are designated as 4.50% Cumulative Convertible Preferred Stock, all of which are outstanding, and 5,750,000 shares are designated as 5.00% Cumulative Convertible Preferred Stock (Series 2005B), all of which are outstanding. Our board of directors has also authorized the issuance of up to 500,000 shares of Series A Junior Participating Preferred Stock in connection with the adoption of our shareholder rights plan in July 1998. None of these shares are currently outstanding. The Series A Preferred Stock is described below under “—Share Rights Plan.”

Our board of directors has the authority, without further shareholder approval, to issue shares of preferred stock from time to time in one or more series, with such voting powers or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as shall be set forth in the resolutions providing therefor.

While providing desirable flexibility for possible acquisitions and other corporate purposes, and eliminating delays associated with a shareholder vote on specific issuances, the issuance of preferred stock could adversely affect the voting power of holders of common stock, as well as dividend and liquidation payments on both common and preferred stock. It also could have the effect of delaying, deferring or preventing a change in control.

Anti-Takeover Provisions

Our certificate of incorporation and bylaws and the Oklahoma General Corporation Act include a number of provisions which may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include a classified board of directors, authorized blank check preferred stock, restrictions on business combinations and the availability of authorized but unissued common stock.

Classified Board of Directors. Our certificate of incorporation and bylaws contain provisions for a staggered board of directors with only one-third of the board standing for election each year. Directors can only be removed for cause. A staggered board makes it more difficult for shareholders to change the majority of the directors.

Oklahoma Business Combination Statute. Section 1090.3 of the Oklahoma General Corporation Act prevents an “interested shareholder” from engaging in a “business combination” with an Oklahoma corporation for three years following the date the person became an interested shareholder, unless:

•	prior to the date the person became an interested shareholder, the board of directors of the corporation approved the transaction in which the interested shareholder became an interested shareholder or approved the business combination;

•	upon consummation of the transaction that resulted in the interested shareholder becoming an interested shareholder, the interested shareholder owns stock having at least 85% of all voting power of the corporation at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and stock held by certain employee stock plans; or

•	on or subsequent to the date of the transaction in which the person became an interested shareholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of shareholders by the affirmative vote of the holders of two-thirds of all voting power not attributable to shares owned by the interested shareholder.

The statute defines a “business combination” to include:

•	any merger or consolidation involving the corporation and an interested shareholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with an interested shareholder of 10% or more of the assets of the corporation;

•	subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to an interested shareholder;

•	any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series or voting power of the corporation owned by the interested shareholder;

•	the receipt by an interested shareholder of any loans, guarantees, pledges or other financial benefits provided by or through the corporation; or

•	any share acquisition by the interested shareholder pursuant to Section 1090.1 of the Oklahoma General Corporation Act.

For purposes of Section 1090.3, the term “corporation” also includes the corporation’s majority-owned subsidiaries.

In addition, Section 1090.3 defines an “interested shareholder,” generally, as any person that owns stock having 15% or more of all voting power of the corporation, any person that is an affiliate or associate of the corporation and owned stock having 15% or more of all voting power of the corporation at any time within the three-year period prior to the time of determination of interested shareholder status, and any affiliate or associate of such person.

Stock Purchase Provisions. Our certificate of incorporation includes a provision which requires the affirmative vote of two-thirds of the votes cast by the holders, voting together as a single class, of all then outstanding shares of capital stock, excluding the votes by an interested shareholder, to approve the purchase of any of our capital stock from the interested shareholder at a price in excess of fair market value, unless the purchase is either (1) made on the same terms offered to all holders of the same securities or (2) made on the open market and not the result of a privately negotiated transaction.

Share Rights Plan

The Rights. On July 7, 1998, our board of directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of common stock. The distribution was paid on July 27, 1998 to the shareholders of record on that date. Each right entitles the registered holder to purchase from us one one-thousandth of a share of Series A Preferred Stock at a price of $25.00, subject to adjustment.

The following is a summary of these rights. The full description and terms of the rights are set forth in a rights agreement with UMB Bank, N.A., as rights agent. Copies of the rights agreement and the certificate of designation for the Series A Preferred Stock are available free of charge. This summary description of the rights and the Series A Preferred Stock does not purport to be complete and is qualified in its entirety by reference to all the provisions of the rights agreement and the certificate of designation for the Series A Preferred Stock.

Initially, the rights attached to all certificates representing shares of our outstanding common stock, and no separate rights certificates were distributed. The rights will separate from our common stock and the distribution date will occur upon the earlier of:

•	ten days following the date of public announcement that a person or group of persons has become an acquiring person; or

•	ten business days (or a later date set by the board of directors prior to the time a person becomes an acquiring person) following the commencement of, or the announcement of an intention to make, a tender offer or exchange offer upon consummation of which the offeror would, if successful, become an acquiring person.

The earlier of these dates is called the distribution date.

The term “acquiring person” means any person who or which, together with all of its affiliates and associates, is the beneficial owner of 15% or more of our outstanding common stock, but does not include:

•	us or any of our subsidiaries or employee benefit plans;

•	Aubrey K. McClendon, his spouse, lineal descendants and ascendants, heirs, executors or other legal representatives and any trusts established for the benefit of the foregoing or any other person or entity in which the foregoing persons or entities are at the time of determination the direct record and beneficial owners of all outstanding voting securities (each a “McClendon shareholder”);

•	Morgan Guaranty Trust Company of New York, in its capacity as pledgee of shares beneficially owned by a McClendon or Ward shareholder, or both, under any pledge agreement in effect on September 11, 1998, to the extent that upon the exercise by the pledgee of any of its rights or duties as pledgee, other than the exercise of any voting power by the pledgee or the acquisition of ownership by the pledgee, such pledgee becomes a beneficial owner of pledged shares; or

•	any person (other than the pledgee just described) that is not a McClendon shareholder, but who or which is the beneficial owner of common stock beneficially owned by a McClendon shareholder (a “second tier shareholder”), but only if the shares of common stock otherwise beneficially owned by a second tier shareholder (“second tier holder shares”) do not exceed the sum of (A) the holder’s second tier holder shares held on September 11, 1998 and (B) 1% of the shares of our common stock then outstanding (collectively, “exempt persons”).

The rights agreement provides that, until the distribution date, the rights will be transferred with and only with the common stock. Until the distribution date (or earlier redemption or expiration of the rights), new common stock certificates issued after July 27, 1998, upon transfer or new issuance of common stock, will contain a notation incorporating the rights agreement by reference. Until the distribution date or earlier redemption or expiration of the rights, the surrender for transfer of any certificate for common stock, outstanding as of July 27, 1998, even without a notation or a copy of a summary of the rights being attached, will also constitute the transfer of the rights associated with the common stock represented by the certificate. As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the common stock as of the close of business on the distribution date and these separate rights certificates alone will evidence the rights.

The rights are not exercisable until the distribution date. The rights will expire on July 27, 2008.

The purchase price payable, and the number of one one-thousandths of a share of Series A Preferred Stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution:

•	in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock;

•	upon the grant to holders of the Series A Preferred Stock of certain rights or warrants to subscribe for or purchase shares of Series A Preferred Stock at a price, or securities convertible into Series A Preferred Stock with a conversion price, less than the then current market price of the Series A Preferred Stock; or

•	upon the distribution to holders of the Series A Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid or dividends payable in Series A Preferred Stock) or of subscription rights or warrants (other than those referred to above).

The number of outstanding rights and the number of one one-thousandths of a share of Series A Preferred Stock issuable upon exercise of each right are also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in the common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the distribution date.

In the event that following the date of public announcement that a person has become an acquiring person, we are acquired in a merger or other business combination transaction or more than 50% of our consolidated assets or earning power is sold, proper provision will be made so that each holder of a right will thereafter have the right to receive, upon the exercise of the right at the then current exercise price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right (the “flip-over right”).

In the event that a person, other than an exempt person, becomes an acquiring person, proper provision will be made so that each holder of a right, other than the acquiring person and its affiliates and associates, will thereafter have the right to receive upon exercise that number of shares of common stock, or, if applicable, cash, other equity securities or property of us, having a market value equal to two times the purchase price of the rights (the “flip-in right”). Any rights that are or were at any time owned by an acquiring person will then become void.

With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price. Upon exercise of the rights, no fractional shares of Series A Preferred Stock will be issued other than fractions which are integral multiples of one one-hundredth of a share of Series A Preferred Stock. Cash will be paid in lieu of fractional shares of Series A Preferred Stock that are not integral multiples of one one-hundredth of a share of Series A Preferred Stock.

At any time prior to the earlier to occur of (1) 5:00 p.m., Oklahoma City, Oklahoma time on the tenth day after the stock acquisition date or (2) the expiration of the rights, we may redeem the rights in whole, but not in part, at a price of $0.01 per right; provided, that (a) if the board of directors authorizes redemption on or after the time a person becomes an acquiring person, then the authorization must be by board approval and (b) the period for redemption may, upon board approval, be extended by amending the rights agreement. Board approval means the approval of a majority of our directors. Immediately upon any redemption of the rights described in this paragraph, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

Our board of directors may amend the terms of the rights without the consent of the holders of the rights at any time and from time to time provided that any amendment does not adversely affect the interests of the holders of the rights. In addition, during any time that the rights are subject to redemption, the terms of the rights may be amended by the approval of a majority of the directors, including an amendment that adversely affects the interests of the holders of the rights, without the consent of the holders of rights.

Until a right is exercised, a holder will have no rights as a shareholder, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights will not be taxable to us or our shareholders, shareholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for Series A Preferred Stock, or other consideration.

The Series A Preferred Stock. Each one-thousandth of a share of the Series A Preferred Stock (a “preferred share fraction”) that may be acquired upon exercise of the rights will be nonredeemable and junior to any other shares of preferred stock that we may issue.

Each preferred share fraction will have a minimum preferential quarterly dividend rate of $0.01 per preferred share fraction but will, in any event, be entitled to a dividend equal to the per share dividend declared on the common stock.

In the event of liquidation, the holder of a preferred share fraction will receive a preferred liquidation payment equal to the greater of $0.01 per preferred share fraction or the per share amount paid in respect of a share of common stock.

Each preferred share fraction will have one vote, voting together with the common stock. The holders of preferred share fractions, voting as a separate class, will be entitled to elect two directors if dividends on the Series A Preferred Stock are in arrears for six fiscal quarters.

In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each preferred share fraction will be entitled to receive the per share amount paid in respect of each share of common stock.

The rights of holders of the Series A Preferred Stock to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions.

Because of the nature of the Series A Preferred Stock’s dividend, liquidation and voting rights, the economic value of one preferred share fraction that may be acquired upon the exercise of each right should approximate the economic value of one share of our common stock.

Shareholder Action

Except as otherwise provided by law or in our certificate of incorporation or bylaws, the approval by holders of a majority of the shares of common stock present in person or represented by proxy at a meeting and entitled to vote is sufficient to authorize, affirm, ratify or consent to a matter voted on by shareholders. Our bylaws provide that all questions submitted to shareholders will be decided by a plurality of the votes cast, unless otherwise required by law, our certificate of incorporation, stock exchange requirements or any certificate of designation. The Oklahoma General Corporation Act requires the approval of the holders of a majority of the outstanding stock entitled to vote for certain extraordinary corporate transactions, such as a merger, sale of substantially all assets, dissolution or amendment of the certificate of incorporation. Our certificate of incorporation provides for a vote of the holders of two-thirds of the issued and outstanding stock having voting power, voting as a single class, to amend, repeal or adopt any provision inconsistent with the provisions of the certificate of incorporation limiting director liability and stock purchases by us, and providing for staggered terms of directors and indemnity for directors. The same vote is also required for shareholders to amend, repeal or adopt any provision of our bylaws.

Under Oklahoma law, shareholders may take actions without the holding of a meeting by written consent or consents signed by the holders of a sufficient number of shares to approve the transaction had all of the outstanding shares of our capital stock entitled to vote thereon been present at a meeting. If shareholder action is taken by written consent, the rules and regulations of the SEC require us to send each shareholder entitled to vote on the matter, but whose consent was not solicited, an information statement containing information substantially similar to that which would have been contained in a proxy statement.

Transfer Agent and Registrar

UMB Bank, N.A. is the transfer agent and registrar for our common stock, our 5.00% Cumulative Convertible Preferred Stock (Series 2003), our 4.125% Cumulative Convertible Preferred Stock, our 5.00% Cumulative Convertible Preferred Stock (Series 2005), our 4.50% Cumulative Convertible Preferred Stock and our 5.00% Cumulative Convertible Preferred Stock (Series 2005B).

DESCRIPTION OF PREFERRED STOCK

The following is a summary of certain provisions of the certificate of designation for our 4.125% Cumulative Convertible Preferred Stock (the “Preferred Stock”). A copy of the certificate of designation and the form of Preferred Stock share certificate are available upon request from Chesapeake at the address set forth under “Where You Can Find More Information.” The following summary of the terms of Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the certificate of designation. As used in this section, the terms “Chesapeake,” the “Company,” “us,” “we” or “our” refer to Chesapeake Energy Corporation and not any of its subsidiaries.

General

Under our certificate of incorporation, our board of directors is authorized, without further stockholder action, to issue up to 20,000,000 shares of preferred stock, par value $.01 per share, in one or more series, with such voting powers or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as shall be set forth in the resolutions providing therefor. We have 4,771,017 shares of authorized preferred stock which are undesignated. Currently, 842,673 shares are designated as 5.00% Cumulative Convertible Preferred Stock (Series 2003), all of which are outstanding, 86,310 shares are designated as 4.125% Cumulative Convertible Preferred Stock, all of which are outstanding, 4,600,000 shares are designated as 5.00% Cumulative Convertible Preferred Stock (Series 2005), all of which are outstanding, 3,450,000 shares are designated as 4.50% Cumulative Convertible Preferred Stock, all of which are outstanding, and 5,750,000 shares are designated as 5.00% Cumulative Convertible Preferred Stock (Series 2005B), all of which are outstanding. Our board of directors has also authorized the issuance of up to 500,000 shares of Series A Junior Participating Preferred Stock in connection with the adoption of our shareholder rights plan in July 1998. None of these shares are currently outstanding. See “Description of Chesapeake Capital Stock.”

When issued, any common stock issued upon the conversion of the Preferred Stock will be fully paid and nonassessable. The holders of the Preferred Stock have no preemptive or preferential right to purchase or subscribe to stock, obligations, warrants or other securities of the Company of any class. The transfer agent, registrar, redemption, conversion and dividend disbursing agent for shares of both the Preferred Stock and common stock is UMB Bank, N.A.

The Preferred Stock is subject to mandatory conversion, as described below in “—Mandatory Conversion,” but is not redeemable by us.

Ranking

The Preferred Stock, with respect to dividend rights or rights upon our liquidation, winding-up or dissolution, ranks:

•	senior to all classes of our common stock of the Company and to the Series A Junior Participating Preferred Stock and each other class of capital stock or series of preferred stock established after the original issue date of the Preferred Stock (which we refer to as the “Issue Date”), the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we collectively refer to as “Junior Stock”);

•	on a parity, in all respects, with our existing 5.00% cumulative Convertible Preferred Stock (Series 2005), our existing 4.50% Cumulative Convertible Preferred Stock, our existing 5.00% Cumulative Convertible Preferred stock (Series 2005B), our existing 5.00% Cumulative Convertible Preferred Stock (Series 2003) and with any class of capital stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we collectively refer to as “Parity Stock”); and

•	junior to each class of capital stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we collectively refer to as “Senior Stock”).

While any shares of Preferred Stock are outstanding, we may not authorize or issue any shares of, any class or series of Senior Stock (or any security convertible into Senior Stock) without the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Preferred Stock. Without the consent of any holder of Preferred Stock, however, we may authorize, increase the authorized amount of, or issue any shares of, any class or series of Parity Stock or Junior Stock. See “—Voting Rights” below.

Dividends

Holders of shares of Preferred Stock will be entitled to receive, when, as and if declared by our Board of Directors out of funds of the Company legally available for payment, cumulative cash dividends at the rate per annum of 4.125% per share on the liquidation preference thereof of $1,000 per share of Preferred Stock (equivalent to $41.25 per annum per share). Dividends on the Preferred Stock are payable quarterly on March 15, June 15, September 15 and December 15 of each year (each, a “Dividend Payment Date”) at such annual rate, and shall accumulate from the most recent date as to which dividends shall have been paid, whether or not in any dividend period or periods there shall have been funds legally available for the payment of such dividends. Dividends will be payable to holders of record as they appear on the Company’s stock register on the immediately preceding March 1, June 1, September 1 and December 1 (each, a “Record Date”). Accumulations of dividends on shares of Preferred Stock do not bear interest. Dividends payable on the Preferred Stock for any period less than a full dividend period (based upon the number of days elapsed during the period) will be computed on the basis of a 360-day year consisting of twelve 30-day months.

No dividend will be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid or declared and a sufficient sum set apart for the payment of such dividend, upon all outstanding shares of Preferred Stock.

No dividends or other distributions (other than a dividend or distribution payable solely in shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock) and cash in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by us or on our behalf (except by conversion into or exchange for shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock)) unless all accumulated and unpaid dividends have been or contemporaneously are declared and paid, or are declared and a sum sufficient for the payment thereof is set apart for such payment, on the Preferred Stock and any Parity Stock for all dividend payment periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition. Notwithstanding the preceding, if full dividends have not been paid on the Preferred Stock and any Parity Stock, dividends may be declared and paid on the Preferred Stock and such Parity Stock so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the Preferred Stock and such Parity Stock will in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of the Preferred Stock and such Parity Stock bear to each other. Holders of shares of the Preferred Stock are not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends.

Our ability to declare and pay cash dividends and make other distributions with respect to our capital stock, including the Preferred Stock, is limited by the terms of our outstanding indebtedness. In addition, our ability to declare and pay dividends may be limited by applicable Oklahoma law.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of Preferred Stock will be entitled to receive and to be paid out of our assets available for distribution to our stockholders, before any payment or distribution is made to holders of Junior Stock (including common stock), a liquidation preference in the amount of $1,000 per share of the Preferred Stock, plus accumulated and unpaid dividends thereon to the date fixed for liquidation, winding-up or dissolution. If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference of the Preferred Stock and all Parity Stock are not paid in full, the holders of the Preferred Stock and the Parity Stock will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference and accumulated and unpaid dividends to which they are entitled. After payment of the full amount of the liquidation preference and accumulated and unpaid dividends to which they are entitled, the holders of the Preferred Stock will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all of our assets or business (other than in connection with our liquidation, winding-up or dissolution), nor our merger or consolidation into or with any other person, will be deemed to be our voluntary or involuntary liquidation, winding-up or dissolution.

The certificate of designation does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Preferred Stock even though it is substantially in excess of the par value thereof.

Voting Rights

The holders of the Preferred Stock have no voting rights except as set forth below or as otherwise required by Oklahoma law from time to time.

If dividends on the Preferred Stock are in arrears and unpaid for six or more quarterly periods (whether or not consecutive), the holders of the Preferred Stock, voting as a single class with any other preferred stock or preference securities having similar voting rights that are exercisable (including our existing preferred stock), will be entitled at our next regular or special meeting of stockholders to elect two additional directors to our board of directors unless it is comprised of fewer than six directors at such time, in which case such holders will be entitled to elect one additional director. Upon the election of any additional directors, the number of directors that compose our board shall be increased by such number of additional directors. Such voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the Preferred Stock has been paid in full.

In addition, the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding Preferred Stock is required for the authorization or issuance of any class or series of Senior Stock (or any security convertible into Senior Stock) and for amendments to our certificate of incorporation that would affect adversely the rights of holders of the Preferred Stock. The certificate of designation provides that the authorization of, the increase in the authorized amount of, or the issuance of any shares of any class or series of Parity Stock or Junior Stock will not require the consent of the holders of the Preferred Stock, and will not be deemed to affect adversely the rights of the holders of the Preferred Stock.

In all cases in which the holders of Preferred Stock shall be entitled to vote, each share of Preferred Stock shall be entitled to one vote.

Conversion Rights

Each share of Preferred Stock is convertible only on or after the occurrence of the conversion triggering events described below at the option of the holder thereof into 60.0555 shares of common stock subject to adjustment as described below (and we refer to such price or adjusted price as the “Conversion Price”). See “—Events Triggering Conversion Rights” below.

With respect to any shares of Preferred Stock that are “restricted securities” on the date of conversion, the shares of common stock distributed upon conversion will be treated as “restricted securities,” will bear a legend to such effect and will not be transferable by the recipient thereof except pursuant to an effective registration statement or pursuant to an exemption from the registration requirements of the Securities Act. All such shares will be issued in physical certificated form and will not be eligible for receipt in global form through the facilities of the Depositary. With respect to shares of Preferred Stock that are no longer “restricted securities” on a conversion date, either as a result of a resale of the Preferred Stock pursuant to an effective registration statement or otherwise, all shares of common stock distributed upon conversion will be freely transferable without restriction under the Securities Act (other than by our affiliates), and such shares will be eligible for receipt in global form through the facilities of the Depositary.

The holders of shares of Preferred Stock at the close of business on a Record Date will be entitled to receive the dividend payment on those shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following that Record Date or the Company’s default in payment of the dividend due on that Dividend Payment Date. However, shares of Preferred Stock surrendered for conversion during the period between the close of business on any Record Date and the close of business on the business day immediately preceding the applicable Dividend Payment Date must be accompanied by payment of an amount equal to the dividend payable on such shares on that Dividend Payment Date. A holder of shares of Preferred Stock on a Record Date who (or whose transferee) tenders any shares for conversion on the corresponding Dividend Payment Date will receive the dividend payable by the Company on the Preferred Stock on that date, and the converting holder need not include payment in the amount of such dividend upon surrender of shares of Preferred Stock for conversion. Except as provided above with respect to a voluntary conversion, the Company will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of common stock issued upon conversion.

Events Triggering Conversion Rights

A holder’s right to convert its shares of Preferred Stock will arise only upon the occurrence of the events specified in this section.

Conversion Rights Based on Trading Price of Our Common Stock. A holder may surrender shares of Preferred Stock for conversion into shares of common stock during any fiscal quarter after the fiscal quarter ending June 30, 2004 (and only during such fiscal quarter) if the Closing Sale Price of our common stock for at least 20 Trading Days in a period of 30 consecutive Trading Days ending on the last Trading Day of the immediately preceding fiscal quarter is more than 130% of the Conversion Price on such Trading Day. If this Closing Sale Price condition is not satisfied at the end of any fiscal quarter, then conversion pursuant to this provision will not be permitted in the following fiscal quarter.

The term “Trading Day” means a day during which trading in securities generally occurs on the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a national or regional securities exchange, on Nasdaq or, if our common stock is not quoted on Nasdaq, on the principal other market on which our common stock is then traded.

The “Closing Sale Price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by Nasdaq or by the National Quotation Bureau Incorporated. In the absence of such a quotation, we will determine the Closing Sale Price on the basis we consider appropriate.

Conversion Upon Satisfaction of Trading Price Condition. Holders may surrender their shares of Preferred Stock for conversion into common stock during the five business day period after any five consecutive

Trading-Day period in which the Trading Price of the Preferred Stock for each day of that five Trading Day period was less than 98% of the product of the Closing Sale Price of our common stock and the conversion rate in effect on each such day.

The “Trading Price” of the Preferred Stock on any date of determination means the average of the secondary market bid quotations obtained by us or the calculation agent for 5,000 shares of Preferred Stock at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers that we or the calculation agent selects; provided that if three such bids cannot reasonably be obtained by us or the calculation agent, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by us or the calculation agent, that one bid shall be used. If we or the calculation agent cannot reasonably obtain at least one bid for 5,000 shares of Preferred Stock from a nationally recognized securities dealer, then the Trading Price per share of Preferred Stock will be deemed to be less than 98% of the product of the Closing Sale Price of our common stock and the conversion rate.

Conversion Rights Upon Occurrence of Certain Corporate Transactions. If we are party to a consolidation, merger, binding share exchange or sale of all or substantially all of our assets, in each case pursuant to which our common stock would be converted into cash, securities or other property, a holder may surrender shares of Preferred Stock for conversion into common stock at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of such transaction and, at the effective time, the right to convert shares of Preferred Stock into common stock will be changed into a right to convert such Preferred Stock into the kind and amount of cash, securities or other property of us or another person that the holder would have received if the holder had converted the holder’s Preferred Stock immediately prior to the transaction.

In addition, upon a Change of Control (as defined below under “—Change of Control”), holders of Preferred Stock shall, if the Market Value (as defined below under “—Conversion Price Adjustment”) at such time is less than the Conversion Price, have a one-time option to convert all of their outstanding shares of Preferred Stock into common stock as described in “—Change of Control.”

If we elect to:

•	distribute to all holders of our common stock rights or warrants entitling them to purchase, for a period expiring within 45 days of the record date for such distribution, our common stock at less than the average Closing Sale Price for the ten consecutive Trading Days immediately preceding the declaration date for such distribution; or

•	distribute to all holders of our common stock, cash, assets, debt securities or rights to purchase our securities, which distribution has a per share value exceeding 5% of the Closing Sale Price of our common stock on the day immediately preceding the declaration date for such distribution;

we must notify holders at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender shares of Preferred Stock for conversion at any time until the earlier of the close of business on the business day immediately preceding the ex-dividend date or any announcement by us that such distribution will not take place. No adjustment to the conversion rate will be made and holders will not be able to convert pursuant to this provision if you otherwise participate in the distribution without conversion.

Upon determination that holders of Preferred Stock are or will be entitled to convert their Preferred Stock into common stock in accordance with any of the foregoing provisions, we will issue a press release and publish such information on our website.

Mandatory Conversion

At any time on or after March 15, 2009, we may at our option cause the Preferred Stock to be automatically converted into that number of shares of common stock for each share of Preferred Stock equal to $1,000.00 (the liquidation preference per share of Preferred Stock) divided by the then prevailing Conversion Price. We may exercise this right only if the closing price of our common stock equals or exceeds 130% of the then prevailing Conversion Price for at least 20 trading days in any consecutive 30-day trading period, including the last trading day of such 30-day period, ending on the trading day prior to our issuance of a press release announcing the mandatory conversion as described below.

To exercise the mandatory conversion right described above, we must issue a press release for publication on the Dow Jones News Service prior to the opening of business on the first trading day following any date on which the conditions described in the preceding paragraph are met, announcing such a mandatory conversion. We will also give notice by mail or by publication (with subsequent prompt notice by mail) to the holders of the Preferred Stock (not more than four business days after the date of the press release) of the mandatory conversion announcing our intention to convert the Preferred Stock. The conversion date will be a date selected by us (which we refer to as the “Mandatory Conversion Date”) and will be no more than five days after the date on which we issue such press release.

In addition to any information required by applicable law or regulation, the press release and notice of a mandatory conversion shall state, as appropriate:

•	the Mandatory Conversion Date;

•	the number of shares of common stock to be issued upon conversion of each share of Preferred Stock;

•	the number of shares of Preferred Stock to be converted; and

•	that dividends on the Preferred Stock to be converted will cease to accrue on the Mandatory Conversion Date.

On and after the Mandatory Conversion Date, dividends will cease to accrue on the Preferred Stock called for a mandatory conversion and all rights of holders of such Preferred Stock will terminate except for the right to receive the shares of common stock issuable upon conversion thereof. The dividend payment with respect to the Preferred Stock called for a mandatory conversion on a date during the period between the close of business on any Record Date for the payment of dividends to the close of business on the corresponding Dividend Payment Date will be payable on such Dividend Payment Date to the record holder of such share on such Record Date if such share has been converted after such Record Date and prior to such Dividend Payment Date. Except as provided in the immediately preceding sentence with respect to a mandatory conversion, no payment or adjustment will be made upon conversion of Preferred Stock for accumulated and unpaid dividends or for dividends with respect to the common stock issued upon such conversion.

We may not authorize, issue a press release or give notice of any mandatory conversion unless, prior to giving the conversion notice, all accumulated and unpaid dividends on the Preferred Stock for periods ended prior to the date of such conversion notice shall have been paid in cash.

In addition to the mandatory conversion provision described above, if there are less than 25,000 shares of Preferred Stock outstanding, we may, at any time on or after March 15, 2009, at our option, cause the Preferred Stock to be automatically converted into that number of shares of common stock equal to $1,000.00 (the liquidation preference per share of Preferred Stock) divided by the lesser of the then prevailing Conversion Price and the Market Value (as defined below under “—Conversion Price Adjustment”) for the five trading day period ending on the second trading day immediately prior to the Mandatory Conversion Date. The provisions of the immediately preceding four paragraphs shall apply to any such mandatory conversion; provided that (i) the Mandatory Conversion Date will not be less than 15 days nor more than 30 days after the date on which the Company issues a press release announcing such mandatory conversion and (ii) the press release and notice of mandatory conversion will not state the number of shares of common stock to be issued upon conversion of each share of Preferred Stock.

Fractional Shares

No fractional shares of common stock or securities representing fractional shares of common stock will be issued upon conversion, whether voluntary or mandatory. Any fractional interest in a share of common stock resulting from conversion will be paid in cash based on the last reported sale price of the common stock on the New York Stock Exchange (or such other national securities exchange or automated quotation system on which the common stock is then listed or authorized for quotation or, if not so listed or authorized for quotation, an amount determined in good faith by our board of directors to be the fair value of the common stock) at the close of business on the trading day next preceding the date of conversion.

Conversion Price Adjustment

The Conversion Price is subject to adjustment (in accordance with formulas set forth in the certificate of designation) in certain events, including:

•	any payment of a dividend (or other distribution) payable in shares of common stock on any class of our capital stock;

•	any issuance to all holders of shares of common stock of rights, options or warrants entitling them to subscribe for or purchase shares of common stock or securities convertible into or exchangeable for shares of common stock at less than the Market Value (as defined below) for the period ending on the date of issuance; provided, however, that no adjustment shall be made with respect to such a distribution if the holder of shares of Preferred Stock would be entitled to receive such rights, options or warrants upon conversion at any time of shares of Preferred Stock into common stock and provided further, however, that if such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the Conversion Price will not be adjusted until such triggering events occur;

•	any subdivision, combination or reclassification of the common stock;

•	any dividend or distribution to all holders of shares of common stock (other than a dividend or distribution referred to in the second bullet point above) made pursuant to any shareholder rights plan, “poison pill” or similar arrangement and excluding dividends payable upon the Preferred Stock;

•	any distribution by us consisting exclusively of cash to all holders of our common stock, excluding any cash dividend on our common stock to the extent that the aggregate cash dividend per share of our common stock in any quarterly period does not exceed $0.055 (the “dividend threshold amount”); the dividend threshold amount is subject to adjustment under the same circumstances under which the Conversion Price is subject to adjustment; provided, however, that no adjustment will be made to the dividend threshold amount for any adjustment made to the Conversion Price pursuant to this clause, in which event the Conversion Price will be adjusted by multiplying:

(1)	the Conversion Price by

(2)	a fraction, the numerator of which will be the current market price of a share of our common stock minus the amount per share of such dividend increase (as determined below) or distribution and the denominator of which will be the current market price of a share of our common stock.

If an adjustment is required to be made under this clause as a result of a cash dividend in any quarterly period that exceeds the dividend threshold amount, the adjustment would be based upon the amount by which the distribution exceeds the dividend threshold amount (the dividend increase). If an adjustment is otherwise required to be made under this clause, the adjustment would be based upon the full amount of the distribution;

•	the completion of a tender or exchange offer made by us or any of our subsidiaries for shares of common stock that involves an aggregate consideration that, together with (a) any cash and other consideration payable in a tender or exchange offer by us or any of our subsidiaries for shares of common stock expiring within the then-preceding 12-months in respect of which no adjustment has been made and (b) the aggregate amount of any such all-cash distributions referred to in the preceding bullet point to all holders of shares of common stock within the then-preceding 12-months in respect of which no adjustments have been made, exceeds 15% of our market capitalization on the expiration of such tender offer; or

•	a distribution to all holders of common stock consisting of evidences of indebtedness, shares of capital stock other than common stock or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above).

No adjustment of the Conversion Price will be required unless such adjustment would require an increase or decrease of at least 1.0% of the Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1.0% of such Conversion Price; provided, however, that with respect to adjustments to be made to the Conversion Price in connection with cash dividends paid by us, we will make such adjustments, regardless of whether such aggregate adjustments amount to 1.0% or more of the Conversion Price, no later than March 15 of each calendar year. We reserve the right to make such reductions in the Conversion Price in addition to those required in the foregoing provisions as we consider to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. In the event we elect to make such a reduction in the Conversion Price, we will comply with the requirements of securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with the reduction of the Conversion Price.

The term “Market Value” means the average closing price of the common stock for a five consecutive trading day period on the New York Stock Exchange (or such other national securities exchange or automated quotation system on which the common stock is then listed or authorized for quotation or, if not so listed or authorized for quotation, an amount determined in good faith by our board of directors to be the fair value of the common stock).

If we distribute rights or warrants (other than those referred to in the second bullet point of the third preceding paragraph) pro rata to holders of shares of common stock, so long as any such rights or warrants have not expired or been redeemed by us, the holder of any Preferred Stock surrendered for conversion will be entitled to receive upon such conversion, in addition to the shares of common stock then issuable upon such conversion (which we refer to as the “Conversion Shares”), a number of rights or warrants to be determined as follows:

•	if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants (which we refer to as the “Distribution Date”), the same number of rights or warrants to which a holder of a number of shares of common stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions applicable to the rights or warrants; and

•	if such conversion occurs after such Distribution Date, the same number of rights or warrants to which a holder of the number of shares of common stock into which such Preferred Stock was convertible immediately prior to such Distribution Date would have been entitled on such Distribution Date had such Preferred Stock been converted immediately prior to such Distribution Date in accordance with the terms and provisions applicable to the rights or warrants.

The Conversion Price is not be subject to adjustment on account of any declaration, distribution or exercise of such rights or warrants.

Following any reclassification, consolidation or merger of our company with or into another person or any merger of another person with or into us (with certain exceptions), or any sale or other disposition of all or substantially all of our assets (computed on a consolidated basis), each share of Preferred Stock then outstanding will, without the consent of any holder of Preferred Stock, be convertible at any time at the option of the holder thereof only into the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale or other disposition by a holder of the number of shares of common stock into which such Preferred Stock was convertible immediately prior thereto, after giving effect to any adjustment event.

Change of Control

Except as provided below, upon a Change of Control (as defined below), holders of Preferred Stock shall, if the Market Value at such time is less than the Conversion Price, have a one-time option to convert all of their outstanding shares of Preferred Stock into shares of common stock at an adjusted Conversion Price equal to the greater of (i) the Market Value as of the Change of Control Date and (ii) $8.0733. This option shall be exercisable during a period of not less than 30 days nor more than 60 days commencing on the third business day after notice of the Change of Control is given by us in the manner specified in the certificate of designation. In lieu of issuing the shares of common stock issuable upon conversion in the event of a Change of Control, we may, at our option, make a cash payment equal to the Market Value for each share of such common stock otherwise issuable determined for the period ending on the Change of Control Date. Notwithstanding the preceding, upon a Change of Control in which (x) each holder of our common stock of receives consideration consisting solely of common stock of the successor, acquiror or other third party (and cash paid in lieu of fractional shares) that is listed on a national securities exchange or quoted on the NASDAQ National Market and (y) all our common stock has been exchanged for, converted into or acquired for common stock of the successor, acquiror or other third party (and cash in lieu of fractional shares), and the Preferred Stock becomes convertible solely into such common stock, the Conversion Price will not be adjusted as described in this paragraph.

The certificate of designation defines “Change of Control” as any of the following events:

•	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of our assets (determined on a consolidated basis) to any person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than to Permitted Holders;

•	the adoption of a plan the consummation of which would result in our liquidation or dissolution;

•	the acquisition, directly or indirectly, by any person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than Permitted Holders, of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the aggregate voting power of our voting stock; provided, however, that the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of our voting stock than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of our board of directors (for the purposes of this definition, such other person shall be deemed to beneficially own any voting stock of a specified corporation held by a parent corporation, if such other person is the beneficial owner (as defined above), directly or indirectly, of more than 35% of the voting power of the voting stock of such parent corporation and the Permitted Holders beneficially own (as defined in this proviso), directly or indirectly, in the aggregate a lesser percentage of the voting power of the voting stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation); or

•	during any period of two consecutive years, individuals who at the beginning of such period comprised our board of directors (together with any new directors whose election by such board of directors or whose nomination for election by our shareholders was approved by a vote of 66 2/3% of our directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office.

For purposes of the definition of “Change of Control,” the term “Permitted Holders” means Aubrey K. McClendon and Tom L. Ward and their respective Affiliates (as defined in Rule 405 of the Securities Act).

The phrase “all or substantially all” of our assets is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer is of “all or substantially all” of our assets.

Consolidation, Merger and Sale of Assets

The certificate of designation provides that we may, without the consent of the holders of any of the outstanding Preferred Stock, consolidate with or merge into any other person or convey, transfer or lease all or substantially all of our assets to any person or may permit any person to consolidate with or merge into, or transfer or lease all or substantially all its properties to, us; provided, however that (a) the successor, transferee or lessee is organized under the laws of the United States or any political subdivision thereof; (b) the shares of Preferred Stock will become shares of such successor, transferee or lessee, having in respect of such successor, transferee or lessee the same powers, preferences and relative participating, optional or other special rights and the qualification, limitations or restrictions thereon, the Preferred Stock had immediately prior to such transaction; and (c) certain other conditions are met.

Under any consolidation by us with, or merger by us into, any other person or any conveyance, transfer or lease of all or substantially all of our assets as described in the preceding paragraph, the successor resulting from such consolidation or into which we are merged or the transferee or lessee to which such conveyance, transfer or lease is made, will succeed to, and be substituted for, and may exercise every right and power of, ours under the shares of Preferred Stock, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants with respect to the Preferred Stock.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. Federal income tax consequences to holders of Preferred Stock that participate in the exchange offer. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the final, temporary and proposed Treasury Regulations promulgated thereunder, and administrative rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. This summary does not purport to deal with all aspects of U.S. Federal income taxation that may be relevant to an investor’s decision to participate in the exchange, nor any tax consequences arising under the laws of any state, local or foreign jurisdiction. This summary is not intended to be applicable to all categories of investors, such as dealers in securities, banks, insurance companies, tax-exempt organizations, foreign persons, persons that hold the preferred stock through an entity treated as a partnership for U.S. federal income tax purposes or as part of a straddle or conversion transaction, or holders subject to the alternative minimum tax, which may be subject to special rules. In addition, this discussion is limited to persons who hold the Preferred Stock as a “capital asset” (generally, property held for investment) within the meaning of Section 1221 of the Code.

As used in this section, a “U.S. holder” is a beneficial owner of Preferred Stock or common stock that is for U.S. Federal income tax purposes:

•	an individual U.S. citizen or resident alien;

•	a corporation, or entity taxable as a corporation for U.S. federal income tax purposes that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose world-wide income is subject to U.S. Federal income tax; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

A non-U.S. holder is any holder (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE OFFER.

U.S. Holders Participating in the Exchange

Participation in the Exchange Offer. The exchange of Preferred Stock for common stock pursuant to the exchange offer constitutes a recapitalization within the meaning of section 368(a)(1)(E) of the Code. Accordingly, except as described below with respect to dividends in arrears and fractional shares, no gain or loss will be recognized on the exchange. Your initial tax basis in common stock received in the exchange (other than common stock attributable to dividends in arrears on the Preferred Stock) will be equal to your basis in the Preferred Stock surrendered in the exchange, and your holding period for such common stock will include the period during which you held such Preferred Stock. The fair market value of any common stock received by you attributable to dividends in arrears on the Preferred Stock will be taxable as ordinary dividend income. Your initial tax basis in any such common stock will be equal to its fair market value, and your holding period with respect to such common stock will begin on the date of the exchange.

A holder of Preferred Stock who receives cash in lieu of a fractional share of common stock will generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis allocable to such fractional share.

Ownership of Common Stock Received in the Exchange Offer. Distributions paid by us out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) on common stock received as part of the exchange offer will constitute a dividend and will be includible in income by holders when received. Under current law, such dividends paid to a U.S. holder that is an individual should generally qualify for a special 15% tax rate on “qualified dividend income” through December 31, 2008. Any such dividend will be eligible for the dividends received deduction if the U.S. holder is an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends received deduction. Distributions in excess of our current or accumulated earnings and profits will be treated as a return of capital to the extent of your basis in your common stock and thereafter, as capital gain.

Upon a disposition of our common stock, you generally will recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in the common stock. Such capital gain or loss generally will be long-term capital gain or loss if you held such common stock for more than one year on the date of such disposition. Long-term capital gains of a U.S. holder that is an individual are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding Tax and Information Reporting. Unless you are an exempt recipient, such as a corporation, the exchange of Preferred Stock for common stock pursuant to the exchange offer and the receipt of dividends on our common stock received as part of the exchange will be subject to information reporting and may be subject to United States federal backup withholding tax at a current rate of 28%, if you fail to supply an accurate taxpayer identification number or otherwise fail to comply with applicable United States information reporting or certification requirements.

Non-U.S. Holders Participating in the Exchange

The following discussion applies to you if you are a non-U.S. holder of Preferred Stock that participates in the exchange offer. Special rules may apply to you and the tax consequences of participating in the exchange offer may be materially different than those described below if you own, or have owned during the previous five years, more than five percent of the Preferred Stock, or our common stock or are otherwise subject to special treatment under the Code. If you are or may be subject to these special rules, you are strongly encouraged to consult your own tax advisor to determine the particular United States federal, state and local and other tax consequences applicable to you of participating in the exchange offer.

Participation in the Exchange Offer. As a non-U.S. Holder, except as described below with respect to dividends in arrears, you generally will not be subject to U.S. federal income tax on the exchange of Preferred Stock for common stock pursuant to the exchange offer. The fair market value of any common stock received by you attributable to dividends in arrears on the Preferred Stock will be taxable as dividend income under the rules described below.

Dividends. A non-U.S. Holder will be subject to withholding of U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable tax treaty) with respect to any dividends paid on our common stock and any common stock received by you pursuant to the exchange offer that is attributable to dividends in arrears on the Preferred Stock. To claim the benefit of a lower rate under an income tax treaty, you must properly file with us or our paying agent an Internal Revenue Service Form W-8BEN, or successor form, claiming an exemption from or reduction in withholding under the applicable tax treaty. In addition, where dividends are paid to a non-U.S. Holder that is a partnership or other pass through entity, persons holding an interest in the entity may need to provide certification claiming an exemption or reduction in withholding under the applicable tax treaty.

If dividends are considered effectively connected with the conduct of a trade or business by you within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment of yours, those dividends will be subject to U.S. federal income tax on a net basis at applicable graduated individual or corporate rates, but will not be subject to withholding tax if you provide us or our paying agent an Internal Revenue Service Form W-8ECI, or successor form. If you are a foreign corporation, any effectively connected dividends may be subject to an additional “branch profits tax” at a rate of 30% or a lower rate as may be specified by an applicable tax treaty.

You must comply with the certification procedures described above, or, in the case of payments made outside the United States with respect to an offshore account, with certain documentary evidence procedures, directly or under certain circumstances through an intermediary, to obtain the benefits of a reduced rate under an applicable tax treaty with respect to dividends paid with respect to your common stock. In addition, if you are required to provide an Internal Revenue Service Form W-8ECI or successor form, as discussed above, you must also provide your taxpayer identification number.

If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock. As a non-U.S. Holder, you generally will not be subject to U.S. federal income tax on any gain recognized on the sale or other disposition of common stock unless:

•	the gain is considered effectively connected with the conduct of a trade or business by you within the United States and, where a tax treaty applies, is attributable to a U.S. permanent establishment of yours (and, in which case, if you are a foreign corporation, you may be subject to an additional branch profits tax equal to 30% or a lower rate as may be specified by an applicable tax treaty);

•	you are an individual who holds the common stock as a capital asset and are present in the United States for 183 or more days in the taxable year of the sale or other disposition and other conditions are met; or

•	we have been a “United States real property holding corporation,” or a USRPHC, for U.S. federal income tax purposes at any time during the five-year period ending on the date of the disposition. We believe that we currently are a USRPHC. However, gain on the sale or other disposition of common stock by you generally will not be subject to U.S. federal income tax provided you do not actually or constructively own more than 5% of the common stock at any time during the five-year period preceding the disposition.

Federal Estate Tax. If you are an individual, common stock held by you at the time of your death will be included in your gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding Tax. We must report annually to the Internal Revenue Service and to each of you the amount of dividends paid to you and the tax withheld with respect to those dividends, regardless of whether withholding was required. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable tax treaty or other applicable agreements.

You generally will be subject to backup withholding tax with respect to dividends paid on our common stock or Preferred Stock unless you certify your non-U.S. status. The payment of proceeds of a sale of common stock effected by or through a U.S. office of a broker also is subject to both backup withholding and information reporting unless you certify your non-U.S. status or you otherwise establish an exemption. You generally can satisfy the certification requirement by providing a Form W-8BEN or Form W-8BECI, as applicable. In general, backup withholding and information reporting will not apply to the payment of the proceeds of a sale of common stock by or through a foreign office of a broker. If, however, such broker is, for U.S. federal income tax purposes, a United States person, a controlled foreign corporation, a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or, a foreign partnership that at any time during its tax year either is engaged in the conduct of a trade or business in the United States or has as partners one or more United States persons that, in the aggregate, hold more than 50% of the income or capital interest in the partnership, such payments will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its records that you are a non-U.S. Holder and certain other conditions are met or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished in a timely manner to the Internal Revenue Service.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC.

We incorporate by reference in this offer to exchange the following documents filed with the SEC pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2005; and

•	our current reports on Form 8-K filed on January 10, 2006, January 18, 2006, January 26, 2006, January 30, 2006 (two reports of the same date), February 1, 2006, February 3, 2006, February 8, 2006, February 10, 2006, February 15, 2006 (two reports of the same date), February 21, 2006, February 24, 2006, February 28, 2006, March 8, 2006, March 22, 2006, April 7, 2006, April 21, 2006 and May 2, 2006 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such current report on Form 8-K).

We also incorporate by reference any future filings made by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such current report on Form 8-K that is filed in the future and is not deemed filed under the Exchange Act), until the consummation of the exchange offer.

The information incorporated by reference is an important part of this offer to exchange, and information that we file later with the SEC will automatically update and supersede this information as well as the information included in this offer to exchange.

You may read and copy any document we file with the SEC at the SEC public reference room located at:

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges. Our SEC filings are also available to the public on the SEC’s web site at http://www.sec.gov and through the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which our shares of common stock are traded.

You may obtain a copy of any or all of the documents summarized in this offer to exchange or incorporated by reference in this offer to exchange, without charge, by request directed to us at the following address and telephone number:

Jennifer M. Grigsby

Corporate Secretary

Chesapeake Energy Corporation

6100 North Western Avenue

Oklahoma City, Oklahoma 73118

Telephone: (405) 879-9225

Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed a statement on Schedule TO, which contains additional information with respect to the exchange offer. The Schedule TO, including the exhibits and any amendments and supplements to that document, may be examined, and copies may be obtained, at the same places and in the same manner set forth above.

FORWARD-LOOKING STATEMENTS

This offer to exchange includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Exchange Act. Forward-looking statements give our current expectations or forecasts of future events. They include statements regarding oil and natural gas reserve estimates, planned capital expenditures, the drilling of oil and natural gas wells and future acquisitions, the impact of recently completed or pending acquisitions as described in this offer to exchange, expected oil and natural gas production, cash flow and anticipated liquidity, business strategy and other plans and objectives for future operations and expected future expenses. Statements concerning the fair values of derivative contents and their estimated contribution to our future results of operations are based upon market information as of a specific date. These market prices are subject to significant volatility.

Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Factors that could cause actual results to differ materially from expected results are described under “Risk Factors” and include:

•	the volatility of oil and natural gas prices;

•	our level of indebtedness;

•	the strength and financial resources of our competitors;

•	the availability of capital on an economic basis to fund reserve replacement costs;

•	uncertainties inherent in estimating quantities of oil and natural gas reserves, projecting future rates of production and the timing of development expenditures;

•	our ability to replace reserves and sustain production;

•	uncertainties in evaluating oil and natural gas reserves of acquired properties and associated potential liabilities;

•	the effect of oil and natural gas prices on our borrowing ability;

•	unsuccessful exploration and development drilling;

•	declines in the values of our oil and natural gas properties resulting in ceiling test write-downs;

•	lower prices realized on oil and natural gas sales and collateral required to secure hedging liabilities resulting from our commodities price risk management activities;

•	adverse effects of governmental and environmental regulation;

•	losses possible from pending or future litigation;

•	drilling and operating risks; and

•	uncertainties and difficulties associated with the integration and operation of our recently acquired properties.

We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this offer to exchange, and we undertake no obligation to update this information. We urge you to carefully review and consider the disclosures made in this offer to exchange and our reports filed with the SEC and incorporated by reference herein that attempt to advise interested parties of the risks and factors that may affect our business.

ANNEX A

CHESAPEAKE ENERGY CORPORATION

LETTER OF TRANSMITTAL

Offer To Exchange

Shares of Common Stock

For

Each Outstanding Share of

4.125% Cumulative Convertible Preferred Stock

(CUSIP Nos. 165167-87-5/165167-88-3 (144A))

Pursuant to the Offer to Exchange dated May 3, 2006

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 1, 2006 (THE “EXPIRATION DATE”), UNLESS THE EXCHANGE OFFER IS EXTENDED OR EARLIER TERMINATED.

The Exchange Agent for the Exchange Offer is:

UMB Bank, N.A.

By Mail:	Call Toll-Free: (800) 884-4225	By Hand or Overnight Courier:
UMB Bank, N.A. P.O. Box 419064 Kansas City, Missouri 64141-6064		UMB Bank, N.A. Security Transfer Division 5th Floor 928 Grand Blvd. Kansas City, Missouri 64106

PLEASE READ CAREFULLY THE ACCOMPANYING INSTRUCTIONS

IF YOU WISH TO EXCHANGE CURRENTLY OUTSTANDING SHARES OF 4.125% CUMULATIVE CONVERTIBLE PREFERRED STOCK FOR SHARES OF THE COMPANY’S COMMON STOCK PURSUANT TO THE EXCHANGE OFFER, YOU MUST VALIDLY TENDER (AND NOT WITHDRAW) SHARES TO THE EXCHANGE AGENT PRIOR TO THE EXPIRATION DATE BY CAUSING AN AGENT’S MESSAGE TO BE RECEIVED BY THE EXCHANGE AGENT PRIOR TO SUCH TIME.

The undersigned hereby acknowledges receipt of the offer to exchange, dated May 3, 2006 (the “Offer to Exchange”), of Chesapeake Energy Corporation, an Oklahoma corporation (the “Company”), and this Letter of Transmittal (the “Letter of Transmittal”), which together describe the Company’s offer (the “Exchange Offer”) to exchange shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), for each validly tendered and accepted share of 4.125% Cumulative Convertible Preferred Stock (the “Preferred Stock”). The number of shares of Common Stock to be exchanged for each share of Preferred Stock (the “Exchange Ratio”) will be fixed after 5:00 p.m. New York City time on May 30, 2006 (the “Pricing Date”), on the basis of the applicable pricing formula set forth in the Offer to Exchange, and announced prior to the opening of trading on May 31, 2006. The Exchange Ratio will be subject to a maximum of 64.5150 shares of common stock and a minimum of 61.9944 shares of common stock per share of Preferred Stock.

The Company reserves the right, at any time or from time to time, to extend the Exchange Offer at its discretion, in which event the term “Expiration Date” shall mean the latest date to which the Exchange Offer is extended. The Company shall give notice of any extension by giving written notice to the Exchange Agent and by making a public announcement by press release prior to 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. The term “business day” shall mean any day that is not a Saturday, Sunday or day on which banks are authorized by law to close in the State of New York.

Tender of shares of Preferred Stock is to be made according to the Automated Tender Offer Program (“ATOP”) of the Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Offer to Exchange in the section entitled “The Exchange Offer—Procedures for Tendering Shares of Preferred Stock.” DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent’s DTC account. DTC will then send a computer generated message known as an “agent’s message” to the exchange agent for its acceptance. For you to validly tender your shares of Preferred Stock in the Exchange Offer, the Exchange Agent must receive, prior to the Expiration Date, an agent’s message under the ATOP procedures that confirms that:

•	DTC has received your instructions to tender your shares of Preferred Stock; and

•	You agree to be bound by the terms of this Letter of Transmittal.

By using the ATOP procedures to tender outstanding shares of Preferred Stock, you will not be required to deliver this Letter of Transmittal to the Exchange Agent. However, you will be bound by its terms, and you will be deemed to have made the acknowledgments and the representations and warranties it contains, just as if you had signed it.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

1. By tendering shares of Preferred Stock in the Exchange Offer, you acknowledge receipt of the Offer to Exchange and this Letter of Transmittal.

2. By tendering shares of Preferred Stock in the Exchange Offer, you represent and warrant that you have the full power and authority to tender, exchange, assign and transfer the shares of Preferred Stock tendered hereby and to acquire the exchange consideration issuable upon the exchange of such tendered shares of Preferred Stock, and will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or the Company to be necessary or desirable to complete the exchange, assignment and transfer of the shares of Preferred Stock tendered hereby.

3. For purposes of the Exchange Offer, the Company shall be deemed to have accepted for exchange validly tendered shares of Preferred Stock when, as and if the Company gives oral or written notice thereof to the Exchange Agent. Any tendered shares of Preferred Stock that are not accepted for exchange pursuant to the Exchange Offer for any reason will be credited to the appropriate account maintained by DTC.

4. All authority conferred or agreed to be conferred by this Letter of Transmittal shall survive the death, incapacity or dissolution of the holder, and every obligation of the holder under this Letter of Transmittal shall be binding upon the holder’s heirs, personal representatives, successors and assigns.

5. You understand and acknowledge that the acceptance of properly tendered shares of Preferred Stock by the Company pursuant to the procedures described in the section of the Offer to Exchange entitled “The Exchange Offer—Procedures for Tendering Shares of Preferred Stock” and in the instructions hereto will constitute a binding agreement between the undersigned and the Company upon the terms and subject to the conditions of the Exchange Offer.

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1. Book-Entry Confirmations

Any confirmation of a book-entry transfer to the Exchange Agent’s account at DTC of shares of Preferred Stock tendered by book-entry transfer (a “Book-Entry Confirmation”), as well as an Agent’s Message (as defined in the Offer to Exchange), and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date.

2. Partial Tenders

The entire number of shares of Preferred Stock delivered to the Exchange Agent’s account at DTC will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire number of shares of Preferred Stock is not tendered, then the number of shares of Preferred Stock not tendered and the number of shares of Common Stock equal to the Exchange Ratio issued in exchange for any shares of Preferred Stock accepted for exchange will be delivered to the holder via the facilities of DTC promptly after the shares of Preferred Stock are accepted for exchange.

3. Fractional Shares

Fractional shares of Common Stock will not be issued in the Exchange Offer. Instead, in lieu of fractional shares otherwise issuable (calculated on an aggregate basis for each holder), the Company will pay holders participating in the Exchange Offer cash in an amount equal to the fraction of a share multiplied by the closing price per share of our Common Stock on the New York Stock Exchange on the last business day immediately preceding the Expiration Date (the “applicable market value”). The applicable market value of our Common Stock shall be determined by reference to the applicable Bloomberg Financial Markets page or any successor or replacement page. If our Common Stock is not listed on the New York Stock Exchange on any such date, the applicable market value of our Common Stock shall be determined by reference to the Bloomberg Financial Markets page that reports such information with respect to our Common Stock for the national or regional securities exchange, the Nasdaq Stock Market or the over-the-counter market that is the primary market for the trading of our Common Stock. If such information is not available on any Bloomberg page, the applicable market value shall be the last quoted bid price for our Common Stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization. If the bid price is not available, the applicable market value shall be the market value of our Common Stock on the date of determination as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

4. Validity of Tenders

The Company will determine in its sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered shares of Preferred Stock. The Company reserves the absolute right to reject any and all shares of Preferred Stock not properly tendered or any shares of Preferred Stock the acceptance for exchange of which may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the right to waive any defects or irregularities of tender of any shares of Preferred Stock. The interpretation of the terms and conditions by the Company of the Exchange Offer (which includes this Letter of Transmittal and the instructions hereto) shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of shares of Preferred Stock must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of shares of Preferred Stock, neither the Company, the Exchange Agent, nor any other person shall have any duty or will incur any liability for failure to give such notification. Tenders of shares of Preferred Stock will not be considered to have been made until any defects or irregularities have been cured or waived.

Any shares of Preferred Stock received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, via the facilities of DTC, as soon as practicable following the Expiration Date.

5. Waiver of Conditions

Except for the nonwaivable conditions set forth in the section of the Offer to Exchange entitled “The Exchange Offer—Conditions to the Exchange Offer,” the Company reserves the absolute right to waive, in whole or part, any of the conditions to the Exchange Offer set forth in the Offer to Exchange or in this Letter of Transmittal.

6. No Conditional Tender

No alternative, conditional, irregular or contingent tender of shares of Preferred Stock will be accepted.

7. Request for Assistance or Additional Copies

Requests for assistance or for additional copies of the Offer to Exchange or this Letter of Transmittal may be directed to the information agent, Global Bondholder Services Corporation at (866) 924-2200. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

8. Withdrawal

Tenders may be withdrawn only pursuant to the limited withdrawal rights set forth in the section of the Offer to Exchange entitled “The Exchange Offer—Withdrawals of Tenders.”

9. No Guarantee of Late Delivery

There is no procedure for guarantee of late delivery in the Exchange Offer.

10. Backup United States Federal Income Tax Withholding and Substitute Form W-9

Under the United States federal income tax laws, payments that may be made by the Company on account of consideration issued pursuant to the Exchange Offer may be subject to backup withholding at the rate of 28%. In order to avoid such backup withholding, each tendering holder should complete and sign the Substitute Form W-9 and either (a) provide the correct taxpayer identification number (“TIN”) and certify, under penalties of perjury, that the TIN provided is correct, that the holder is a U.S. person, and that (1) the holder has not been notified by the United States Internal Revenue Service (the “IRS”) that the holder is subject to backup withholding as a result of failure to report all interest or dividends or (2) the IRS has notified the holder that the holder is no longer subject to backup withholding; or (b) provide an adequate basis for exemption. If the tendering holder has not been issued a TIN and has applied for one, or intends to apply for one in the near future, such holder should write “Applied For” in the space provided for the TIN in Part I of the Substitute Form W-9, sign and date the Substitute Form W-9 and sign the Certificate of Awaiting Taxpayer Identification Number. If “Applied For” is written in Part I, the Company shall retain 28% of payments made to the tendering holder during the 60-day period following the date of the Substitute Form W-9. If the holder furnishes his, her or its TIN within 60 days after the date of the Substitute Form W-9, the Company shall remit such amounts retained during the 60-day period to the holder and no further amounts shall be retained or withheld from payments made to the holder thereafter. If, however, the holder has not provided the Exchange Agent or the Company with his, her or its TIN within such 60-day period, the Company shall remit such previously retained amounts to the IRS as backup withholding. In general, if a holder is an individual, the TIN is the social security number of such individual. If the Exchange Agent or the Company are not provided with the correct TIN, the holder may be subject to a $50 penalty imposed by the IRS.

Certain holders are not subject to these backup withholding and reporting requirements. Generally, in order for a non-United States individual to qualify as an exempt recipient, such holder must submit a statement (generally, IRS Form W-8BEN), signed under penalty of perjury, attesting to that individual’s foreign status. Such statements can be obtained from the Exchange Agent. Failure to complete the Substitute Form W-9 will not, by itself, cause shares of Preferred Stock to be deemed invalidly tendered, but may require the Company to withhold 28% of the amount of any payments made on account of the consideration issued in the Exchange Offer. Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the IRS, provided the taxpayer furnishes the proper information.

See the attached “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” for more information.

IMPORTANT: By using the ATOP procedures to tender shares of Preferred Stock, you will not be required to deliver this Letter of Transmittal to the Exchange Agent. However, you will be bound by its terms, and you will be deemed to have made the acknowledgments and the representations and warranties it contains, just as if you had signed it.

SUBSTITUTE Form W-9 Department of the Treasury Internal Revenue Service Payer’s Request for Taxpayer Identification Number (TIN)

PLEASE PROVIDE YOUR TIN IN THE BOX AT RIGHT AND CERTIFY BY SIGNING AND DATING BELOW

Name

Business Name

Please check appropriate box

☐ Individual/Sole Proprietor ☐Corporation

☐ Partnership ☐ Other

Address

City, State, Zip Code

Part I—Social Security Number OR Employer Identification Number

(If awaiting TIN, write “Applied For”)

Part II—For Payees exempt from backup withholding, see the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9, check the Exempt box below, and complete the Substitute Form W-9.

Exempt ☐

Certification—Under penalties of perjury, I certify that:

(1)    The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and

(2)    I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and

(3)    I am a U.S. person (including a U.S. resident alien)

Certification Instructions—You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. For real estate transactions, item (2) does not apply. For mortgage interest paid, acquisition or abandonment of secured property, cancellation of debt, contributions to an individual retirement arrangement (IRA), and generally, payments other than interest and dividends, you are not required to sign the Certification, but you must provide your correct TIN. (Also see instructions in the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.)

SIGNATURE: DATE:

NOTE:	IF YOU ARE A UNITED STATES HOLDER, FAILURE TO COMPLETE AND RETURN THIS SUBSTITUTE FORM W-9 MAY RESULT IN BACKUP WITHHOLDING OF 28% OF ANY PAYMENTS MADE TO YOU PURSUANT TO THE EXCHANGE OFFER. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL INSTRUCTIONS.

YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU WROTE “APPLIED FOR” IN PART I OF THE SUBSTITUTE FORM W-9.

CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (1) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (2) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number within 60 days, 28% of all reportable payments made to me will be withheld until I provide a taxpayer identification number.

SIGNATURE:                                                                                                                                    DATE:

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

Guidelines for Determining the Proper Identification Number to Give the Payer. Social security numbers have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers have nine digits separated by one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer.

For this type of account:	Give the SOCIAL SECURITY number of:	For this type of account:	Give the EMPLOYER IDENTIFICATION number of:
1. An individual’s account	The individual	6. A valid trust, estate, or pension trust	The legal entity (4)

2. Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account (1)	7. Corporate or LLC electing corporate status on Form 8832	The corporation

3. Custodian account of a minor (Uniform Gift to Minors Act)	The minor (2)	8. Association, club, religious, charitable or educational or other tax-exempt organization	The organization

4. a. The usual revocable savings trust account (grantor is also trustee)	The grantor-trustee (1)	9. Partnership or multi-member LLC	The partnership

b. So-called trust account that is not a legal or valid trust under state law	The actual owner (1)	10. A broker or registered nominee	The broker or nominee

5. Sole proprietorship or single-owner LLC	The owner (3)	11. Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments	The public entity
(1)	List first and circle the name of the person whose number you furnish. If only one person on a joint account has a social security number, that person’s number must be furnished.
(2)	Circle the minor’s name and furnish the minor’s social security number.
(3)	You must show your individual name, but you may also enter your business or “doing business as” name. You may use either your social security number or, if you have one, your employer identification number.
(4)	List first and circle the name of the legal trust, estate or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.)

NOTE:	If no name is circled when there is more than one name listed, the number will be considered to be that of the first name listed.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

Obtaining a Number

If you do not have a taxpayer identification number or you don’t know your number, obtain Form SS-5, Application for a Social Security Number Card, or Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or the Internal Revenue Service (the “IRS”) and apply for a number. You may also obtain Form SS-4 by calling the IRS at 1-800-TAX-FORM.

If you do not have a TIN, but have applied for one, write “Applied For” in the space for the TIN, complete the Certificate of Awaiting Taxpayer Identification Number, sign and date the form and return it to the Exchange Agent.

Payees Exempt From Backup Withholding

Payees specifically exempted from backup withholding on ALL payments include the following:

•	An organization exempt from tax under section 501(a), an individual retirement account or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(p)(2).
•	The United States or any agency or instrumentality thereof.
•	A state, the District of Columbia, a possession of the United States or any political subdivision or agency or instrumentality thereof.
•	A foreign government, a political subdivision of a foreign government, or any agency or instrumentality thereof.
•	An international organization or any agency or instrumentality thereof.

Payees specifically exempted from backup withholding on interest and dividend payments include the following:

•	A corporation.
•	A financial institution.
•	A registered dealer in securities or commodities registered in the U.S., the District of Columbia, or a possession of the U.S.
•	A real estate investment trust.
•	A common trust fund operated by a bank under section 584(a).
•	An exempt charitable remainder trust, or a non-exempt trust described in section 4947.
•	An entity registered at all times during the tax year under the Investment Company Act of 1940.
•	A foreign central bank issue.
•	A middleman known in the investment community as a nominee or custodian.

Payments of dividends and patronage dividends not generally subject to backup withholding include the following:

•	Payments to nonresident aliens subject to withholding under section 1441.
•	Payments to partnerships not engaged in a trade or business in the U.S. and which have at least one nonresident partner.
•	Payments of patronage dividends not paid in money.
•	Payments made by certain foreign organizations.
•	Section 404(k) payments made by an ESOP.

Payments of interest not generally subject to backup withholding include the following:

•	Payments of interest on obligations issued by individuals. Note: You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer’s trade or business and you have not provided your correct taxpayer identification number to the payer.

•	Payments of tax-exempt interest (including exempt-interest dividends under section 852).
•	Payments described in section 6049(b)(5) to non-resident aliens.
•	Payments on tax-free covenant bonds under section 1451.
•	Payments made by certain foreign organizations.

Exempt payees described above should file Substitute Form W-9 to avoid possible erroneous backup withholding. FILE THE SUBSTITUTE FORM W-9 WITH THE PAYER. FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER. CHECK THE BOX MARKED “EXEMPT” IN PART II OF THE FORM AND RETURN IT TO THE PAYER.

Certain payments other than dividends that are not subject to information reporting are also not subject to backup withholding. For details, see sections 6041, 6041A(a), 6045, 6050A, 6050N and the regulations thereunder.

Privacy Act Notice.—You must provide your TIN whether or not you are required to file a tax return. Payers must generally withhold 28% of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to a payer. Certain penalties may also apply. Section 6109 of the Internal Revenue Code requires you to provide your correct TIN to persons who must file information returns with the IRS to report interest, dividends, and certain other income paid to you, mortgage interest you paid, the acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an IRA or Archer MSA. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. The IRS may also provide this information to the Department of Justice for civil and criminal litigation, and to cities, states, and the District of Columbia to carry out their tax laws. The IRS may also disclose this information to other countries under a tax treaty, or to Federal and state agencies to enforce Federal nontax criminal laws and to combat terrorism.

Penalties

(1)	Penalty for Failure to Furnish Taxpayer Identification Number.—If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2)	Civil Penalty for False Information With Respect to Withholding.—If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.

(3)	Criminal Penalty for Falsifying Information.—Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

FOR ADDITIONAL INFORMATION

CONTACT YOUR TAX CONSULTANT OR

THE INTERNAL REVENUE SERVICE

The Exchange Agent for the exchange offer is:

UMB Bank, N.A.

Call Toll-Free: (800) 884-4225

BY MAIL:	BY HAND OR OVERNIGHT COURIER:
P.O. Box 419064 Kansas City, Missouri 64141-6064	Security Transfer Division 5th Floor 928 Grand Blvd. Kansas City, Missouri 64106

The Information Agent for the Exchange Offer is:

Global Bondholder Services Corporation

65 Broadway - Suite 704

New York, New York 10006

Attn: Corporate Actions

Banks and Brokers call: (212) 430-3774

Toll free: (866) 924-2200

Additional copies of this offer to exchange, the letter of transmittal or other tender offer materials may be obtained from the information agent or the exchange agent and will be furnished at our expense. Questions and requests for assistance or additional copies hereof or the letter of transmittal should be directed to the information agent or the exchange agent.